Exhibit 10.1

Execution Copy

AMENDMENT NO. 1 TO THE

CREDIT AGREEMENT

Dated as of October 9, 2009

AMENDMENT NO. 1 TO THE CREDIT AGREEMENT (this “Amendment”) among Oasis of the Seas Inc. (the “Borrower”), a Liberian corporation, Royal Caribbean Cruises Ltd. (the “Guarantor” and, together with the Borrower, the “Loan Parties”), a Liberian corporation, the various financial institutions as are parties to the Credit Agreement referred to below (collectively, the “Lenders”), BNP Paribas (“BNPP”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders.

PRELIMINARY STATEMENTS:

(1)       The Loan Parties, the Lenders and the Agent have entered into a Credit Agreement, dated as of May 7, 2009 (the “Existing Credit Agreement”). Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Existing Credit Agreement.

(2)       Reference is made to (i) the Tranche A Lender Assignment Agreement, dated as of May 7, 2009, among BNPP, Nordea Bank Finland plc, acting through its New York Branch (“Nordea”), Skandinaviska Enskilda Banked AB (publ) (“SEB”), Finnish Export Credit Ltd. (“FEC”) and the Administrative Agent; (ii) the Supplemental Agreement, dated May 7, 2009, among FEC, BNPP, Nordea, SEB and the Administrative Agent; (iii) the Buyer Credit Guarantee Agreement BC 169-05, dated May 7, 2009 (the “Finnvera Guarantee”), between Finnvera plc (“Finnvera”) and BNPP; (iv) the Finnvera Guarantee Assignment, dated May 7, 2009, between BNPP and FEC; and (v) the Residual Risk Guarantee, dated May 7, 2009 (the “Residual Risk Guarantee”), made by BNPP, Nordea and SEB in favor of Finnvera (the documents referred to in clauses (i) through (v) of this preliminary statement (2) being collectively referred to as the “Operative Documents”).

(3)       The Loan Parties have requested and the Required Lenders have agreed that the Existing Credit Agreement be amended, upon the terms and subject to the conditions set forth herein, and Finnvera has consented to such amendment.

NOW THEREFORE, in consideration of the premises and the mutual agreements contained herein, and for other valuable consideration the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Amendment and Restatement of Credit Agreement. Effective as of the date hereof and subject to the satisfaction of the conditions precedent referred to in Section 3 hereto, the Existing Credit Agreement is hereby amended and restated in full to read as set forth in Exhibit A hereto (the “Restated Credit Agreement”).

SECTION 2. Agreements in Furtherance of the Amendment and Restatement of the Credit Agreement. (a) The parties hereto hereby acknowledge that the conditions precedent set forth in Section 5.1 of the Existing Credit Agreement were satisfied on May 7, 2009 (the “Effective Date”).

NYDOCS02/878044.6	1

(b)       The parties hereto hereby agree that the amendment of the Existing Credit Agreement pursuant to the terms hereof, and the terms of the Restated Credit Agreement, do not violate or conflict with any term, condition, covenant, prohibition or other agreement contained in any the Operative Documents.
SECTION 3. Conditions to Effectiveness. This Amendment shall become effective on and as of the date first above written (the “Restatement Effective Date”) when, and only when, (i) Finnvera has consented to this Amendment and delivered a duly authorized and executed signature page to the Administrative Agent or its counsel evidencing such consent, (ii) the Residual Risk Guarantee has been amended and restated in full to read as set forth in Exhibit B hereto, and (iii) each of the parties hereto has delivered a duly authorized and executed signature page to this Amendment to the Administrative Agent or its counsel.
SECTION 4. Reference to and Effect on the Loan Documents. (a) On and after the Restatement Effective Date, each reference in the Existing Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Existing Credit Agreement, and each reference in the Notes, the Pledge Agreement and each of the Operative Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Existing Credit Agreement, shall mean and be a reference to the Restated Credit Agreement.
(b)       The Existing Credit Agreement and each of the other Operative Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.
(c)       The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender, Finnvera or the Agent under the Existing Credit Agreement or any of the Operative Documents, or constitute a waiver of any provision of the Existing Credit Agreement or any of the Operative Documents.
SECTION 5. Costs and Expenses. The Guarantor agrees to pay on demand all costs and expenses of the Administrative Agent, the Lenders and Finnvera in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment, the Restated Credit Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Agent) in accordance with the terms of Section 12.3 of the Existing Credit Agreement.
SECTION 6. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.
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SECTION 7. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[The remainder of this page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

OASIS OF THE SEAS INC., as Borrower

By: /s/ Brian J. Rice

Title:

ROYAL CARIBBEAN CRUISES LTD., as Guarantor

By:/s/ Brian J. Rice

Title:

NYDOCS02/878044	RCCL OASIS CREDIT AGREEMENT AMENDMENT NO. 1

BNP PARIBAS, as Administrative Agent

By: /s/ Tim Laney

Title: Head of Nordic ECA Origination

By: /s/ Terry Edwards

Title: Assistant Director, Export Finance

NYDOCS02/878044	RCCL OASIS CREDIT AGREEMENT AMENDMENT NO. 1

BNP PARIBAS, as Lender

By: /s/ Tim Laney

Title: Head of Nordic ECA Origination

By: /s/ Terry Edwards

Title: Assistant Director, Export Finance

NYDOCS02/878044	RCCL OASIS CREDIT AGREEMENT AMENDMENT NO. 1

NORDEA BANK FINLAND, NEW YORK BRANCH, as Lender

By: /s/ Colleen Durkin

Title: Vice President

By: /s/ Hans Chr. Kjelsrud

Title: Executive Vice President

NYDOCS02/878044	RCCL OASIS CREDIT AGREEMENT AMENDMENT NO. 1

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL), as

Lender

By: /s/ Scott Lewallen

Title: Head of Shipping Finance

By: /s/ Egil Aarrestad

Title: Senior Client Executive

NYDOCS02/878044	RCCL OASIS CREDIT AGREEMENT AMENDMENT NO. 1

FINNISH EXPORT CREDIT LTD., as Lender

By: /s/ Jryki Wirtavuori

Title: Managing Director

By:_____________________________________

Title:

NYDOCS02/878044	RCCL OASIS CREDIT AGREEMENT AMENDMENT NO. 1

Referring to Clause 4.10 of the General Conditions for Buyer

Credit Guarantees, dated 1 March 2004 (the “General

Conditions”), applicable to the Finnvera Guarantee, Finnvera hereby, without prejudice to Clause 4.2 of the General Conditions,

gives its consent to this Amendment to the Existing Credit

Agreement.

FINNVERA PLC

By: ./s/ Riitta Leppaniemi

Title: Senior Adviser and Head of Ship Finance

By: /s/ Anita Muona

Title: Head of Legal, Export Finance

NYDOCS02/878044	RCCL OASIS CREDIT AGREEMENT AMENDMENT NO. 1

Exhibit A

to Amendment No. 1 to the Credit Agreement

$840,000,000 and 159,429,092 Euro

AMENDED AND RESTATED CREDIT AGREEMENT,

dated as of May 7, 2009

amended and restated as of October 9, 2009

among

OASIS OF THE SEAS INC.,

as the Borrower,

and

ROYAL CARIBBEAN CRUISES LTD.,

as the Guarantor,

and

BNP PARIBAS

NORDEA BANK FINLAND PLC, acting through its New York Branch

and

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)

as Mandated Lead Arrangers and Bookrunners

and

BNP PARIBAS

as Administrative Agent

NYDOCS02/877859.5

TABLE OF CONTENTS

PAGE
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
SECTION 1.1. Defined Terms	1
SECTION 1.2. Use of Defined Terms	13
SECTION 1.3. Cross-References	14
SECTION 1.4. Accounting and Financial Determinations	14

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ARTICLE V
CONDITIONS TO BORROWING
SECTION 5.1. Effectiveness	33
SECTION 5.2. The Loans	34
SECTION 5.3. The Borrowing	36

ARTICLE VI
REPRESENTATIONS AND WARRANTIES
SECTION 6.1. Organization, etc	37
SECTION 6.2. Due Authorization, Non-Contravention, etc	37
SECTION 6.3. Government Approval, Regulation, etc	37
SECTION 6.4. Compliance with Environmental Laws	38

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ARTICLE VII
COVENANTS
SECTION 7.1. Affirmative Covenants	40
SECTION 7.2. Negative Covenants	44

ARTICLE VIII
EVENTS OF DEFAULT
SECTION 8.1. Listing of Events of Default	50
SECTION 8.2. Action if Bankruptcy	52
SECTION 8.3. Action if Other Event of Default	52

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ARTICLE IX
PREPAYMENT EVENTS
SECTION 9.1. Listing of Prepayment Events	53
SECTION 9.2. Mandatory Prepayment	55

ARTICLE XII
MISCELLANEOUS PROVISIONS
SECTION 12.1. Waivers, Amendments, etc	63

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NYDOCS02/877859.5	v

SCHEDULES

SCHEDULE I	-	Disclosure Schedule
SCHEDULE II	-	Repayment Schedule

EXHIBITS

Exhibit A	-	Form of Note
Exhibit B	-	Form of Borrowing Request
Exhibit C	-	Form of Opinion of Bradley Stein, Esq.
Exhibit D	-	Form of Opinion of Watson, Farley & Williams (New York) LLP
Exhibit E	-	Form of Lender Assignment Agreement
Exhibit F-1	-	Form of Opinion of Hannes Snellman
Exhibit F-2	-	Form of Opinion of Hannes Snellman
Exhibit G	-	Form of Pledge Agreement
Exhibit H	-	Form of Opinion of Norton Rose LLP
Exhibit I	-	Form of Closing Date Opinion of Bradley Stein, Esq.
Exhibit J	-	Form of Closing Date Opinion of Watson, Farley & Williams
(New York) LLP

NYDOCS02/877859.5	vi

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 7, 2009 as amended and restated as of October 9, 2009, is among OASIS OF THE SEAS INC., a Liberian corporation, (the “Borrower”), ROYAL CARIBBEAN CRUISES LTD., a Liberian corporation (the “Guarantor”), the various financial institutions as are or shall become parties hereto (collectively, the “Lenders”) and BNP PARIBAS (“BNPP”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders.

W I T N E S S E T H:

WHEREAS, the Borrower desires to obtain Commitments from the Lenders pursuant to which Loans, in a maximum aggregate principal amount not to exceed $1,050,000,000 (subject to adjustment and partial redenomination into Euro as provided herein), will be made to the Borrower on the Closing Date;

WHEREAS, the Guarantor is willing to guarantee the Borrower’s obligations hereunder pursuant to Section 10.1 hereof (the “Guarantee”);

WHEREAS, the Lenders are willing, on the terms and subject to the conditions hereinafter set forth (including Article V), to extend such Commitments and make such Loans to the Borrower; and

WHEREAS, the proceeds of such Loans will be used to finance up to 80% of the contract price (including change orders) of the passenger cruise ship to be named “Oasis of the Seas” with the Builder’s Hull No. #1363 (the “Purchased Vessel”) built by STX Finland Cruise Oy (formerly known as Aker Yards Oy), Turku, Finland (the “Builder”);

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1. Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, when capitalized, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“Accumulated Other Comprehensive Income (Loss)” means at any date the Guarantor’s accumulated other comprehensive income (loss) on such date, determined in accordance with GAAP.

“Administrative Agent” is defined in the preamble and includes each other Person as shall have subsequently been appointed as the successor Administrative Agent, and as shall have accepted such appointment, pursuant to Section 11.4.

“Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. A Person shall be deemed to be

NYDOCS02/877859.5

“controlled by” any other Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement” means, on any date, this Credit Agreement as originally in effect on the Effective Date and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified and in effect on such date.

“Applicable Floating Rate” means, with respect to Loans denominated in Euro, the EURIBO Rate, and with respect to Loans denominated in Dollars, the LIBO Rate.

“Applicable Jurisdiction” means the jurisdiction or jurisdictions under which the Borrower or the Guarantor, as applicable, is organized, domiciled or resident or from which any of its business activities are conducted or in which any of its properties are located and which has jurisdiction over the subject matter being addressed.

“Applicable Margin” means, as of any date (i) in respect of the Tranche B Loans denominated in Dollars, 3.00% per annum and (ii) in respect of the Tranche B Loans denominated in Euro, 2.25% per annum.

“Applicable Premium Rate” means, as of any date of payment of premiums on the Finnvera Guarantee by the Borrower, the percentage per annum set forth below opposite the Senior Debt Rating on such date provided by S&P and Moody’s:

Senior Debt Rating		Applicable Premium Rate	Applicable Premium Rate

(S&P)	(Moody’s)	(if unsecured)	(if secured)

BBB or higher	Baa2 or higher	0.77%	0.34%
BBB-	Baa3	1.01%	0.34%
BB+	Ba1	1.48%	0.89%
BB	Ba2	1.96%	1.07%
BB-	Ba3	2.49%	1.37%
B+ or lower	B1 or lower	2.97%	2.14%

“Approved Appraiser” means any of the following: Barry Rogliano Salles, Paris, H Clarkson & Co. Ltd., London, R.S. Platou Shipbrokers, Norway, or Fearnley AS, Norway.

“Assignee Lender” is defined in Section 12.11.1.

“Authorized Officer” means those officers of the Borrower or the Guarantor, as applicable, authorized to act with respect to the Loan Documents to which it is a party and whose signatures and incumbency shall have been certified to the Administrative Agent by the Secretary or an Assistant Secretary of the Borrower or the Guarantor.

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“Bankruptcy Law” means any proceeding of the type referred to in Section 8.1.6 or Title 7, 11, 13 or 15 of the U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“BNPP” is defined in the preamble.

“Borrower” is defined in the preamble.

“Borrowing” means either Tranche A Loans or Tranche B Loans, in each case, made on the same Business Day and in the same currency pursuant to the Borrowing Request in accordance with Section 2.3.

“Borrowing Request” means a loan request and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit B hereto.

“Breakage Costs” means the amount (if any) by which (i) the sum of the present value, discounted at the Reinvestment Rate, of each interest payment that each Tranche A Lender would have received on its share of any amount of Tranche A Loans that are prepaid for the period from the date of receipt of any such prepayment until the Stated Maturity Date of such Tranche A Loans, had the principal amount of such prepayment been repaid in accordance with the repayment schedule as set forth in Schedule II with respect to such Tranche A Loans exceeds (ii) the present value, discounted at the Reinvestment Rate, of the amount that such Tranche A Lender would be able to obtain by investing an amount equal to the aggregate principal amount of such prepayment in an instrument guaranteed by Finnvera plc or the Republic of Finland for a period from the date of such prepayment and until the Stated Maturity Date of such Tranche A Loans. In the event that the Borrower does not draw down the Tranche A Loans or a part thereof due to cancellation or reduction of the Commitment or otherwise, the Tranche A Loans shall be deemed to have been made on November 2, 2009, or if the Commitment is cancelled, reduced or terminated after such date, the date that is 5 Business Days after the date of such cancellation, reduction, or termination, and, for purposes of determining the period for which any present value calculation shall be made, shall be deemed to have been prepaid on the earlier of (x) the date on which the Borrower shall have notified the Tranche A Lenders of the cancellation or reduction of the Commitment and (y) the date on which the Commitment shall have been terminated pursuant to the terms of this Agreement in amount equal to the amount of such reduction, cancellation or termination, as applicable, of the Commitment (it being understood that such deemed date of prepayment will be a date earlier than the deemed date of funding of the Tranche A Loans for these purposes).

“Builder” is defined in the fourth recital.

“Business Day” means any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York City or Paris or London or Helsinki, and if the applicable Business Day relates to the Borrowing, an Interest Period, prepayment or conversion, on which dealings are carried on in the London interbank market and banks are open for business in London and on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.

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“Capital Lease Obligations” means obligations of any Person or any Subsidiary of such Person under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases.

“Capitalization” means, as at any date, the sum of (a) Net Debt on such date, plus (b) Stockholders’ Equity on such date.

“Capitalized Lease Liabilities” means the principal portion of all monetary obligations of the Guarantor or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” means all amounts other than cash that are included in the “cash and cash equvalents” shown on the Guarantor’s balance sheet prepared in accordance with GAAP.

“Closing Date” means the date of the funding of the Loans in accordance with Section 2.3, provided that if any Loans are reborrowed pursuant to Section 3.7 then the Closing Date, solely with respect to such reborrowed Loans, shall be the date of such reborrowing, which date, in each case, shall not be later than February 15, 2010 (or such later date as may be necessary due to ice conditions for the Borrower to take delivery of the Vessel, but no later than April 15, 2010).

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commitment” means, relative to any Lender, such Lender’s obligation to make a Tranche A Loan or a Tranche B Loan in a specified currency pursuant to Section 2.1.1.

“Commitment Amount” means the sum of the Tranche A Commitment Amount and the Tranche B Commitment Amount.

“Commitment Fees” is defined in Section 3.3.

“Communications” is defined in Section 12.2(b).

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Guarantor, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Deposit Account” is defined in Section 3.6(a).

“Determination Notice” is defined in Section 4.2.

“Disclosure Schedule” means the Disclosure Schedule attached hereto as Schedule I.

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“Dollar” and the sign “$” mean lawful money of the United States.

“Effective Date” is defined in Section 5.1.

“Eligible Assignee” means (i) Finnvera, (ii) any reinsurer of Finnvera but only to the extent guarantee payments have been made under the Finnvera Guarantee and reimbursed by such reinsurer and (iii) any financial institution acceptable to Finnvera. A financial institution shall be deemed acceptable to Finnvera in the event such financial institution (1) is rated at least BBB- by S&P or Baa3 by Moody’s or, if rated by both S&P and Moody’s, at least BBB- by S&P and Baa3 by Moody’s and (2) is located in a high income OECD member country (as defined from time to time by the World Bank) and there is, and such institution is subject to, sufficient public supervision in its home country.

“Environmental Laws” means all applicable federal, state, local or foreign statutes, laws, ordinances, codes, rules and regulations (including consent decrees and administrative orders) relating to the protection of the environment.

“Equivalent” (i) in Dollars of Euro on any date, means 1.3172 Dollars for each Euro and (ii) in Euro of Dollars on any date, means Euro 0.759186152 for each Dollar.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

“Euro” means the lawful currency of the European Union as constituted by the Treaty of Rome which established the European Community, as such treaty may be amended from time to time and as referred to in the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“EURIBO Rate” means, relative to any Interest Period for a Loan denominated in Euro, the rate per annum of the offered quotation for deposits in Euro for delivery on the first day of such Interest Period and for the duration thereof which is equal to the Screen Rate at or about 11:00 a.m. (London time) two Business Days before the commencement of such Interest Period, provided that:

(a)       subject to Section 3.2.5, if there is no Screen Rate with respect to Euro at the relevant time, the EURIBO Rate shall be the rate per annum certified by the Administrative Agent to be the average of the rates quoted by the Reference Lenders as the rate at which each of the Reference Lenders was (or would have been) offered deposits of Euro by prime banks in the London interbank eurocurrency market in an amount approximately equal to the amount of such Loan and for a period approximately equal to such Interest Period; and

(b)       for the purposes of determining the post-maturity rate of interest under Section 3.2.3, the EURIBO Rate shall be determined by reference to deposits on an overnight or call basis or for such other period or periods as the Administrative Agent may determine after consultation with the Lenders.

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“Event of Default” is defined in Section 8.1.

“Existing Debt” means the obligations of the Guarantor or its Subsidiaries in connection with the Bareboat Charterparty with respect to the vessel BRILLIANCE OF THE SEAS dated July 5, 2002 between Halifax Leasing (September) Limited and RCL (UK) LTD, and the replacement, extension, renewal or amendment of the foregoing without increase in the amount or change in any direct or contingent obligor of such obligations.

“Existing Group” means the following Persons: (a) A. Wilhelmsen AS., a Norwegian corporation (“Wilhelmsen”); (b) Cruise Associates, a Bahamian general partnership (“Cruise”); and (c) any Affiliate of either or both of Wilhelmsen and Cruise.

“Existing Principal Subsidiaries” means each Subsidiary of the Guarantor that is a Principal Subsidiary on the Effective Date.

“FEC” means Finnish Export Credit Ltd., which is a Finnish ultimately state-owned limited liability company.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Finnvera” means Finnvera plc, a Finnish limited liability company established by law and operating as the official export credit agency in Finland.

“Finnvera Commitment Letter” means the amended and restated commitment letter for Buyer Credit Guarantee BC 169-05, dated April 8, 2009 among Finnvera and the Guarantor.

“Finnvera Guarantee” means the Buyer Credit Guarantee Agreement BC 169-05, entered into on May 7, 2009, between Finnvera and the Administrative Agent, as amended from time to time in accordance with the terms hereof and thereof.

“Fiscal Quarter” means any quarter of a Fiscal Year.

“Fiscal Year” means, with respect to any Person, any annual fiscal reporting period of such Person.

“Fixed Charge Coverage Ratio” means, as of the end of any Fiscal Quarter, the ratio computed for the period of four consecutive Fiscal Quarters ending on the close of such Fiscal Quarter of:

(a)       net cash from operating activities (determined in accordance with GAAP) for such period, as shown in the Guarantor’s consolidated statement of cash flow for such period, to

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(b)	the sum of:

(i)        dividends actually paid by the Guarantor during such period (including, without limitation, dividends in respect of preferred stock of the Guarantor); plus

(ii)       scheduled payments of principal of all debt less New Financings (determined in accordance with GAAP, but in any event including Capitalized Lease Liabilities) of the Guarantor and its Subsidiaries for such period.

“Fixed Rate” means 5.41% per annum.

"Floating Rate”, with respect to any Tranche B Loan, means interest equal to the sum of the Applicable Floating Rate plus the Floating Rate Applicable Margin.

“Floating Rate Applicable Margin” means either the rate of interest set forth in clause (i) or (ii) of the definition of “Applicable Margin”, as applicable.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” is defined in Section 1.4.

“Government-related Obligations” means obligations of any Person or any Subsidiary of such Person under, or Indebtedness incurred by such Person or any Subsidiary of such Person to satisfy obligations under, any governmental requirement imposed by any Applicable Jurisdiction that must be complied with to enable such Person and its Subsidiaries to continue their business in such Applicable Jurisdiction, excluding, in any event, any taxes imposed on such Person or any Subsidiary of such Person.

“Guarantee” is defined in the second recital.

“Guaranteed Obligations” is defined in Section 10.1.

“Guarantor” is defined in the preamble.

“Hedging Instruments” means options, caps, floors, collars, swaps, forwards, futures and any other agreements, options or instruments substantially similar thereto or any series or combination thereof used to hedge interest, foreign currency and commodity exposures.

“herein”, “hereof”, “hereto”, “hereunder” and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Loan Document.

“Indebtedness” means, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred

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purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 180 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) Indebtedness of others guaranteed by such Person; (g) obligations of such Person in respect of surety bonds and similar obligations; and (h) Hedging Instruments.

“Indemnified Liabilities” is defined in Section 12.4.

“Indemnified Parties” is defined in Section 12.4.

“Interest Payment Date” means any date on which interest is payable with respect to Loans pursuant to clause (c) of Section 3.2.4.

“Interest Period” means, relative to any Loan, (i) the period beginning on (and including) the date on which such Loan is made pursuant to Section 2.3 and ending on (but excluding) the day which numerically corresponds to such date six months thereafter or, if such month has no numerically corresponding day, on the last Business Day of such month and (ii) for each period subsequent to the period described in clause (i) hereof, the period beginning on (and including) the day on which the previous period ended and ending on (but excluding) the day which numerically corresponds to such date six months thereafter or, if such month has no numerically corresponding day, on the last Business Day of such month; provided that if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding the first Business Day of such calendar month).

“Investment” means, relative to any Person,

(a)       any loan or advance made by such Person to any other Person (excluding commission, travel, expense and similar advances to officers and employees made in the ordinary course of business); and

(b)	any ownership or similar interest held by such Person in any other Person.

“Lender Assignment Agreement” means a Lender Assignment Agreement substantially in the form of Exhibit E.

“Lenders” is defined in the preamble.

“Lenders’ Commitment Letter” means the commitment letter dated as of April 9, 2009 among Nordea Bank Finland plc, New York Branch, Nordea Bank Finland plc, acting through its Helsinki office, Skandinaviska Enskilda Banken AB (publ), BNPP and the Guarantor.

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“Lending Office” means, relative to any Lender, the office of such Lender designated as such below its signature hereto or designated in a Lender Assignment Agreement or such other office of a Lender as designated from time to time by notice from such Lender to the Borrower and the Administrative Agent, whether or not outside the United States, which shall be making or maintaining the Loan of such Lender hereunder.

“LIBO Rate” means, relative to any Interest Period for a Loan denominated in Dollars, the rate per annum of the offered quotation for deposits in Dollars for delivery on the first day of such Interest Period and for the duration thereof which is equal to the Screen Rate at or about 11:00 a.m. (London time) two Business Days before the commencement of such Interest Period; provided that:

(c)       subject to Section 3.2.5, if there is no Screen Rate at the relevant time, the LIBO Rate shall be the rate per annum certified by the Administrative Agent to be the average of the rates quoted by the Reference Lenders as the rate at which each of the Reference Lenders was (or would have been) offered deposits of Dollars by prime banks in the London interbank eurocurrency market in an amount approximately equal to the amount of such Loan and for a period approximately equal to such Interest Period; and

(d)       for the purposes of determining the post-maturity rate of interest under Section 3.2.3, the LIBO Rate shall be determined by reference to deposits on an overnight or call basis or for such other period or periods as the Administrative Agent may determine after consultation with the Lenders.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.

“Loans” is defined in Section 2.1.1.

“Loan Documents” means this Agreement, the Notes, if any, the Finnvera Guarantee, the Residual Risk Guarantee and the Pledge Agreement.

“Loan Party” means each of the Borrower and the Guarantor.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations or financial condition of the Guarantor and its Subsidiaries taken as a whole, (b) the rights and remedies of the Administrative Agent or any Lender under or in connection with the Loan Documents or (c) the ability of any Loan Party to perform its payment Obligations under the Loan Documents to which it is a party.

“Material Litigation” is defined in Section 6.8.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Debt” means, at any time, the aggregate outstanding principal amount of all debt (including, without limitation, the principal portion of all capitalized leases) of the Guarantor and

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its Subsidiaries (determined on a consolidated basis in accordance with GAAP) less the sum of (without duplication);

(a)	all cash on hand of the Guarantor and its Subsidiaries; plus
(b)	all Cash Equivalents.

“Net Debt to Capitalization Ratio” means, as at any date, the ratio of (a) Net Debt on such date to (b) Capitalization on such date.

“New Financings” means proceeds from:

(a)       borrowed money (whether by loan or issuance and sale of debt securities), including drawings under this Agreement and under the Credit Agreement dated as of March 27, 2003, as amended and restated as of June 29, 2007 and as may be further amended and restated or otherwise amended, among the Guarantor, the lenders parties thereto and Citibank, N.A., as administrative agent; and

(b)	the issuance and sale of equity securities.

“Note” means a promissory note of the Borrower payable to any Lender, delivered pursuant to a request made under Section 2.5 in substantially the form of Exhibit A hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the outstanding Loan made by such Lender, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Obligations” means all obligations (monetary or otherwise) of the Loan Parties arising under or in connection with this Agreement, the Notes and the other Loan Documents.

“Organic Document” means, relative to any Person, its certificate of incorporation and its by-laws or similar organizational documents.

“Participant” is defined in Section 12.11.2.

“Pension Plan” means a “pension plan”, as such term is defined in section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in section 4001(a)(3) of ERISA), and to which the Guarantor or any corporation, trade or business that is, along with the Guarantor, a member of a Controlled Group, may have liability, including any liability by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

“Person” means any natural person, corporation, partnership, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

“Pledge Agreement” means a pledge agreement substantially in the form of Exhibit G-1.

“Platform” is defined in Section 12.2(b)(1).

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“Post-Petition Interest” is defined in Section 10.5.

“Prepayment Event” is defined in Section 9.1.

“Principal Subsidiary” means any Subsidiary of the Guarantor that owns a Vessel.

“Primary Currency” is defined in Section 12.15.

“Purchased Vessel” is defined in the fourth recital.

“Reference Lenders” means BNPP, London Office, Nordea Bank Finland plc, London Branch and Skandinaviska Enskilda Banken AB (publ), Stockholm Office, and includes each replacement Reference Lender appointed by the Administrative Agent pursuant to Section 3.2.5.

“Reinvestment Rate” means a rate equal to the sum of (x) the estimated funding cost in Dollars for the Republic of Finland for an amount equal to the aggregate amount of Tranche A Loans that are prepaid for the period from the date of receipt of any such prepayment to the Stated Maturity Date of the Tranche A Loans, as derived by the Finnish State Treasury and (y) 0.90%.

“Required Lenders” means, at any time, Lenders that, in the aggregate, hold at least 66 2/3% of the sum of (i) the aggregate unpaid principal amount (based on the Equivalent in Dollars with respect to any portion of the Loans that are denominated in Euro), if any, of the Loans outstanding at such time and (ii) the Commitment Amount (based on the Equivalent in Dollars with respect to any portion of the Commitments that are denominated in Euro) in effect at such time.

“Residual Risk Guarantee” means a guarantee, governed by Finnish law, of the Residual Risk Guarantee Amount, accrued and unpaid interest in respect of the Tranche A Loans (including default interest) and the costs to Finnvera of enforcing its rights under the Loan Documents, made by the Tranche B Lenders severally, and ratably according to their respective Tranche B Commitment Amounts (determined using the Equivalent in Dollars of any portion of the Tranche B Commitment Amount that is denominated in Euro) in favor of Finnvera.

“Residual Risk Guarantee Amount” means, as of any date, 5% of the aggregate principal amount of the Tranche A Loans outstanding on such date.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Screen Rate” means the percentage rate per annum for the relevant period which appears, in the case of a LIBO Rate, on the LIBOR01 Page and, in the case of a EURIBO Rate, on the EURIBOR01 Page, in each case, of the Reuters Monitor Money Rates Service.

“Secondary Currency” is defined in Section 12.15.

“Senior Debt Rating” means, as of any date, (a) the implied senior debt rating of the Guarantor for its long term senior unsecured, non-credit enhanced debt as given by Moody’s and S&P or (b) in the event the Guarantor receives an actual unsecured senior debt rating (apart from an implied rating) from Moody’s and/or S&P, such actual rating or ratings, as the case may be

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(and in such case the Senior Debt Rating shall not be determined by reference to any implied senior debt rating from either agency). Each change in the Senior Debt Rating shall be effective as of the date of such change. For purposes of the foregoing:

(a) if at any time the Senior Debt Rating provided by Moody’s differs from the Senior Debt Rating provided by S&P by one level, the Applicable Premium Rate shall be the percentage per annum set forth opposite the higher of such two Senior Debt Ratings;

(b) if at any time the Senior Debt Rating provided by Moody’s differs from the Senior Debt Rating provided by S&P by more than one level, the Applicable Premium Rate shall be the percentage per annum set forth opposite the rating one level below the higher of such two Senior Debt Ratings;

(c) if at any time a Senior Debt Rating is provided by one of but not both Moody’s and S&P, the Applicable Premium Rate shall be determined by reference to the Senior Debt Rating provided by the agency which gives such rating; and

(d) if at any time no Senior Debt Rating is provided by Moody’s and no Senior Debt Rating is provided by S&P, the Applicable Premium Rate shall be the percentage per annum set forth opposite the Senior Debt Ratings of B+ or lower and B1 or lower unless (i) within 21 days of being notified by the Administrative Agent that both Moody’s and S&P have ceased to give a Senior Debt Rating, the Guarantor has obtained from at least one of such agencies a private implied rating for its senior debt or (ii) having failed to obtain such private rating within such 21-day period, the Guarantor and Finnvera shall have agreed within a further 15-day period (during which period the Guarantor and Finnvera shall consult in good faith to find an alternative method of providing an implied rating of the Guarantor’s senior debt) on an alternative rating method, which agreed alternative shall be notified to the Administrative Agent and apply for the purposes of this Agreement.

“Senior Indebtedness” is defined in Section 10.5.

“Stated Maturity Date” means, relative to any Loan, the twelfth anniversary of the Closing Date applicable to such Loan.

“Stockholders’ Equity” means, as at any date, the Guarantor’s stockholders’ equity on such date, excluding Accumulated Other Comprehensive Income (Loss), determined in accordance with GAAP, provided that any non-cash charge to Stockholders’ Equity resulting (directly or indirectly) from a change after the Effective Date in GAAP or in the interpretation thereof shall be disregarded in the computation of Stockholders’ Equity such that the amount of any reduction thereof resulting from such change shall be added back to Stockholders’ Equity.

“Subordinated Obligations” is defined in Section 10.5.

“Subsidiary” means, with respect to any Person, any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any

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contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.

“Supplemental Agreement” means the Supplemental Agreement, dated as of the date hereof, among the Tranche A Lenders, the Administrative Agent and FEC.

“Taxes” is defined in Section 4.6.

“Tranche A Commitment” means, with respect to any Tranche A Lender, the amount set forth opposite such Lender’s name on the signature pages hereto as such amount may be reduced from time to time in accordance with the terms of this Agreement.

“Tranche A Commitment Amount” means, on any date, $420,000,000 as such amount shall be reduced from time to time pursuant to Section 2.2 or reinstated pursuant to Section 3.7.

“Tranche A Lenders” means the Lenders identified as Tranche A Lenders on the signature pages hereof and their respective successors and permitted assigns.

“Tranche A Loan” is defined in Section 2.1.1.

“Tranche B Commitment” means, with respect to any Tranche B Lender, the amount set forth opposite such Lender’s name on the signature pages hereto as such amount may be reduced from time to time in accordance with the terms of this Agreement.

“Tranche B Commitment Amount” means, on any date, the sum of $420,000,000 and Euro 159,429,092 (it being understood that the Commitments of Nordea Bank Finland plc, New York Branch, and Skandinaviska Enskilda Banken AB (publ) are denominated in Dollars and the Commitment of BNPP is denominated in Euro) as such amounts shall be reduced from time to time pursuant to Section 2.2 or reinstated pursuant to Section 3.7.

“Tranche B Lenders” means the Lenders identified as Tranche B Lenders on the signature pages hereof and their respective successors and permitted assigns.

“Tranche B Loan” is defined in Section 2.1.1.

“United States” or “U.S.” means the United States of America, its fifty States and the District of Columbia.

“Vessel” means a passenger cruise vessel owned by the Guarantor or one of its Subsidiaries.

“Voting Stock” means shares of capital stock of the Guarantor of any class or classes (however designated) that have by the terms thereof normal voting power to elect the members of the Board of Directors of the Guarantor (other than voting power upon the occurrence of a stated contingency, such as the failure to pay dividends).

SECTION 1.2. Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall, when capitalized, have such meanings when used in the Disclosure Schedule and in each Note,

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Borrowing Request, notice and other communication delivered from time to time in connection with this Agreement or the other Loan Documents.

SECTION 1.3. Cross-References. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

SECTION 1.4. Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used herein or in any Note shall be interpreted, all accounting determinations and computations hereunder or thereunder (including under Section 7.2.4) shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared, in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied (or, if not consistently applied, accompanied by details of the inconsistencies); provided that if, as a result of any change in GAAP or in the interpretation thereof after the date of the financial statements referred to in Section 6.6, there is a change in the manner of determining any of the items referred to herein that are to be determined by reference to GAAP, and the effect of such change would (in the reasonable opinion of the Guarantor or the Administrative Agent) be such as to affect the basis or efficacy of the covenants contained in Section 7.2.4 in ascertaining the financial condition of the Guarantor or the consolidated financial condition of the Guarantor and its Subsidiaries and the Guarantor notifies the Administrative Agent that the Guarantor requests an amendment to any provision hereof to eliminate such change occurring after the date hereof in GAAP or the application thereof on the operation of such provision (or if the Administrative Agent notifies the Guarantor that the Required Lenders request an amendment to any provision hereof for such purpose), then such item shall for the purposes of such Sections of this Agreement continue to be determined in accordance with GAAP relating thereto as GAAP were applied immediately prior to such change in GAAP or in the interpretation thereof until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

COMMITMENTS, BORROWING PROCEDURES

SECTION 2.1. Commitments. On the terms and subject to the conditions of this Agreement (including Article V), each Lender severally agrees to make a Loan pursuant to the Commitments described in this Section 2.1.

SECTION 2.1.1. Commitment of Each Lender. On the Closing Date each Tranche A Lender will make a loan (relative to such Lender, its “Tranche A Loan”) to the Borrower equal to such Lender’s Tranche A Commitment. On the Closing Date, each Tranche B Lender will make a loan (relative to such Lender, its “Tranche B Loan”, the Tranche A Loans and the Tranche B Loans are, collectively, the “Loans”) to the Borrower equal to such Lender’s Tranche B Commitment. Subject to Section 3.7, any amount of the Loans that is prepaid or repaid may not be reborrowed.

SECTION 2.1.2. [Intentionally omitted.]

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SECTION 2.1.3. Finnvera Guarantee.

(a) Separate Agreement. Each Loan Party agrees and acknowledges that the Finnvera Guarantee is a separate arrangement from this Agreement and no Loan Party shall have any right or recourse against any Lender or the Administrative Agent in respect of or arising by reason of any payment made by Finnvera to any Lender or the Administrative Agent pursuant to the Finnvera Guarantee.

(b) Obligations. Each Loan Party acknowledges that its liability to pay in full any sum under this Agreement is totally independent from and in no way conditional upon performance by the Builder of its obligations under the construction contract for the Purchased Vessel or under any agreement related thereto and shall not be affected in any way by any claim which such Loan Party may have or may consider that it has against the Builder.

(c) Authorization to Act on Instructions. Each Loan Party agrees that the Administrative Agent may act on the instructions of Finnvera in relation to this Agreement; provided that such instructions shall otherwise be in accordance with, and as contemplated by, this Agreement and the Administrative Agent shall remain responsible for such actions to the extent contemplated by Article XI and Section 12.4.

(d) No Claims against the Administrative Agent. Each Loan Party agrees that in case of any payment to the Lenders or the Administrative Agent pursuant to the Finnvera Guarantee, Finnvera shall, in addition to any other rights which it may have under the Finnvera Guarantee or otherwise, have full rights of subrogation against the Loan Parties and no Loan Party shall have any claims whatsoever in respect of any loss, damage or expense suffered or incurred by it against the Administrative Agent as a result of such payment by Finnvera.

(e) Amendments to Finnvera Guarantee. The Administrative Agent agrees that it shall not agree to any amendment, waiver or other modification of the Finnvera Guarantee unless the Required Lenders (which, for this purpose, shall include the Tranche A Lenders) have approved such action in writing and that, so long as the Loans have not been accelerated in accordance with Article VIII or required to be prepaid in accordance with Article IX, the Administrative Agent shall not agree to any amendment, waiver or other modification of the Finnvera Guarantee unless each Loan Party has approved such action in writing, provided that even if the Loans have been accelerated in accordance with Article VIII or required to be prepaid in accordance with Article IX, no amendment, waiver or other modification of the Finnvera Guarantee may, directly or indirectly, adversely affect the Borrower unless the Borrower has approved such action in writing.

SECTION 2.2. Reduction of Commitment Amount. The Commitment Amount is subject to reduction from time to time pursuant to this Section 2.2.

SECTION 2.2.1. Optional. Subject to Section 4.4, the Borrower may, from time to time on any Business Day occurring prior to the initial Closing Date (or, if the Borrower has exercised its right under Section 3.7 hereof to prepay all of the Loans, prior to any reborrowing of the Loans pursuant to Section 3.7), voluntarily reduce the Commitment Amount; provided that all such reductions shall be made pro rata among the Lenders (determined using the Equivalent in Dollars of any portion of the Commitment Amount that is denominated in Euro) and shall

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require at least three Business Days’ prior notice to the Administrative Agent and be permanent, and any partial reduction of the Commitment Amount shall be in a minimum amount of $10,000,000 and in a multiple of $1,000,000 (or, in the case of any portion of the Commitment Amount that is denominated in Euro, the Equivalent in Dollars).

SECTION 2.2.2. Mandatory. On and after the initial Closing Date, after giving effect to the Borrowings made on such date, the Commitment Amount shall be zero (but subject to reinstatement, in whole or in part, in accordance with Section 3.7).

SECTION 2.3. Borrowing Procedure. By delivering a Borrowing Request to the Administrative Agent on or before 9:00 a.m., New York time, on a Business Day, the Borrower may irrevocably request, on not less than three Business Days’ notice, that a Borrowing be made. The Administrative Agent shall without delay inform the Lenders of any upcoming Borrowing. On the terms and subject to the conditions of this Agreement, each Borrowing shall be made on the Business Day specified in the applicable Borrowing Request. On or before 11:00 a.m., New York time, on the Business Day specified in the Borrowing Request, each Lender shall, without any set-off or counterclaim, deposit with the Administrative Agent same day funds in an amount equal to such Lender’s Commitment. Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Lenders. To the extent funds are so received from the Lenders, the Administrative Agent shall, without any set-off or counterclaim, promptly make such funds available, in accordance with the terms of the Finnvera Guarantee, to the Borrower (or to the order of the Borrower) on the Business Day specified in the Borrowing Request by wire transfer of same day funds to the accounts the Borrower shall have specified, in accordance with the terms of the Finnvera Guarantee, in its Borrowing Request. No Lender’s obligation to make a Loan shall be affected by any other Lender’s failure to make a Loan.

SECTION 2.4. Funding. Each Lender may, if it so elects, fulfill its obligation to make or continue its Loan hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such Loan; provided that such Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrower to repay such Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility.

SECTION 2.5. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loan owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Loans. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Loan owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount equal to the greater of the Commitment of, or the principal amount of the Loan owing to, such Lender.

(b)       The Administrative Agent, acting for this purpose as agent for the Borrower, shall maintain a register (the “Register”) which shall include recordation of (i) the date and amount of each Borrowing made hereunder, (ii) the terms of each Lender Assignment Agreement delivered

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to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.

(c)       Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

ARTICLE III

REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

SECTION 3.1. Repayments and Prepayments. The Borrower shall repay each Loan in twenty-four equal semi-annual installments on the last day of each Interest Period with respect to such Loan, as set forth on Schedule II hereto. For the avoidance of doubt, should the Borrower prepay and subsequently reborrow Loans of any Tranche pursuant to Section 3.7 hereof, then the Borrower shall (i) continue to repay any Loans of any Tranche not so prepaid pursuant to the immediately preceding sentence based on the Interest Periods measured from the initial Closing Date and (ii)repay Loans of any Tranche that is prepaid and subsequently reborrowed pursuant to Section 3.7, in twenty-four equal semi-annual installments on the last day of each Interest Period measured from the Closing Date for such prepaid and reborrowed Loans, as set forth on Schedule II hereto.

In addition, the Borrower

(a) may, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of the Loans; provided that

(i)        any such prepayment shall be made pro rata among all Loans (determined using the Equivalent in Dollars of any portion of the Loans that are denominated in Euro) and applied in forward order of maturity, inverse order of maturity or ratably among all remaining installments, as the Borrower shall designate to the Administrative Agent; provided that at any time, the Borrower may prepay in full the Tranche B Loans (without prepaying any Tranche A Loans) so long as such Tranche B Loans have been substantially contemporaneously refinanced with loans made by one or more Lenders or one or more Eligible Assignees that become party to this Agreement as Lenders by execution of and delivery to the Borrower and the Administrative Agent of (x) counterparts of this Agreement or (y) an assignment in accordance with Section 12.11.1 (any such loans being “Tranche B Loans” and having the identical terms as the Tranche B Loans so prepaid, other than the rate of interest and tenor applicable to such loans, which rate of interest and tenor shall be as agreed

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between the Borrower and such financial institution, except that in no event shall the final maturity of such loans be later than the twelfth anniversary of the Closing Date of the Tranche B Loans);

(ii)       other than as expressly provided in Section 3.1(a)(iii), all such voluntary prepayments shall require at least five Business Days prior written notice to the Administrative Agent;

(iii)      such voluntary prepayment shall require three Business Days prior written notice to the Administrative Agent if such prepayment is to be made on the last day of an Interest Period with respect to the Loans being so prepaid and there is only one Interest Period applicable to all of the Loans; and

(iv)      all such voluntary partial prepayments shall be in an aggregate minimum amount of $10,000,000 and a multiple of $1,000,000 (or, in the case of the portion of the Loan denominated in Euro, the Equivalent in Euro) (or the remaining amount of the Loans being prepaid); and

(b) shall, on the last day of the Interest Period on or about the sixth anniversary of the Closing Date with respect to the Tranche B Loans, repay all or a portion of the Loans made by any Tranche B Lender that has given notice not less than the date which is six months plus five (5) Business Days prior to such anniversary date to the Administrative Agent and the Borrower of its election to be repaid on such date, specifying the amount of such Loans that are required to be repaid (it being understood and agreed that each Tranche B Lender may elect to give such notice in its sole discretion); provided that no such Loan (or portion thereof) shall be required to be repaid pursuant to this Section 3.1(b) to the extent (x) such Loan (or portion thereof) has been assigned in accordance with Section 4.8 or (y) such Lender has agreed subsequently in writing not to be so repaid, in each case, prior to such anniversary date.

(c) shall, immediately upon any acceleration of the Stated Maturity Date of any Loans pursuant to Section 8.2 or 8.3 or the mandatory repayment of the Loans pursuant to Section 9.2, repay all Loans.

Each prepayment or repayment of any Loans made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.4 and shall be accompanied by accrued interest.

SECTION 3.2. Interest Provisions. Interest on the outstanding principal amount of Loans shall accrue and be payable in accordance with this Section 3.2.

SECTION 3.2.1. Rates Payable by the Borrower. (a) The Borrower shall pay interest on the Tranche A Loans at a rate per annum during each Interest Period with respect to the Tranche A Loans equal to the Fixed Rate.

(b)       The Borrower shall pay interest on the Tranche B Loans at a rate per annum during each Interest Period with respect to the Tranche B Loans equal to the sum

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of the Applicable Floating Rate for such Interest Period plus the Floating Rate Applicable Margin.

(c)       Each Loan shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Loan.

(d)       All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 3.2.2. Rates Payable to the Lenders. (a) Upon receipt of the applicable funds from the Borrower, the Administrative Agent shall pay interest on the Tranche A Loans to the Tranche A Lenders at a rate per annum as set forth in Section 3.2.1(a).

(b)       Upon receipt of the applicable funds from the Borrower, the Administrative Agent shall pay interest on the Tranche B Loans to the Tranche B Lenders at a rate per annum as set forth in Section 3.2.1(b) in the currency of their respective Tranche B Commitment Amounts.

SECTION 3.2.3. Post-Maturity Rates. After the date any principal amount of any Loan is due and payable (whether on the maturity, upon acceleration or otherwise), or after any other monetary Obligation of the Borrower shall have become due and payable, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts for each day during the period of such default at a rate per annum certified by the Administrative Agent to the Borrower (which certification shall be conclusive in the absence of manifest error) to be equal to the sum of (a) the rate of interest applicable to Loans at such time pursuant to Section 3.2.1 above plus (b) 2% per annum.

SECTION 3.2.4. Payment Dates. Interest accrued on each Loan shall be payable, without duplication:

(a) on the Stated Maturity Date therefor;

(b) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan (but only on the principal so paid or prepaid);

(c) on the last day of each Interest Period with respect to such Loan; and

(d) on any Loan the Stated Maturity Date of which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration.

Interest accrued on Loans or other monetary Obligations of the Borrower arising under this Agreement or any Note after the date such amount is due and payable (whether on maturity,    upon acceleration or otherwise) shall be payable upon demand of the Administrative Agent.

SECTION 3.2.5. Interest Rate Determination; Replacement Reference Lenders. Each Reference Lender agrees to furnish to the Administrative Agent timely information for the purpose of determining the Applicable Floating Rate in the event that no offered quotation

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appears on the relevant page of the Reuters Monitor Money Rates Service and the Applicable Floating Rate is to be determined by reference to quotations supplied by the Reference Lenders. If any one or more of the Reference Lenders shall fail to furnish in a timely manner such information to the Administrative Agent for any such interest rate, the Administrative Agent shall determine such interest rate on the basis of the information furnished by the remaining Reference Lenders (provided, that, if all of the Reference Lenders other than the Administrative Agent fail to supply the relevant quotations, the interest rate will be fixed by reference only to the quotation obtained by the Administrative Agent in its capacity as a Reference Lender). If a Reference Lender ceases for any reason to be able and willing to act as such, the Administrative Agent shall, at the direction of the Required Lenders and after consultation with the Borrower and the Lenders, appoint a replacement for such Reference Lender reasonably acceptable to the Borrower, and such replaced Reference Lender shall cease to be a Reference Lender hereunder. The Administrative Agent shall furnish to the Borrower and to the Lenders each determination of the Applicable Floating Rate made by reference to quotations of interest rates furnished by Reference Lenders.

SECTION 3.3. Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of and as agent for each Lender a commitment fee (the “Commitment Fees”) for the period commencing on the Effective Date and continuing through the Closing Date, as set forth in this Section 3.3. The Commitment Fees payable to the Tranche A Lenders shall be payable by the Borrower on the Closing Date and shall be in an amount equal to the product of 0.10% per annum, multiplied by the daily unused portion of the Tranche A Commitment Amount, multiplied by the actual number of days elapsed from the Effective Date to the initial Closing Date (and if the Tranche A Loans are prepaid and reborrowed pursuant to Section 3.7, from the date of such prepayment to the subsequent Closing Date for such Tranche A Loans), divided by 360. The Commitment Fees payable to the Tranche B Lenders that have committed to Loans denominated in Dollars shall be payable by the Borrower on the Closing Date and shall be in an amount equal to the product of 1.50% multiplied by the daily unused portion of the Tranche B Commitment Amount that is committed to be denominated in Dollars, multiplied by the actual number of days elapsed from the Effective Date to the initial Closing Date (and if the Tranche B Loans are prepaid and reborrowed pursuant to Section 3.7, from the date of such prepayment to the subsequent Closing Date for such Tranche B Loans), divided by 360. Payment of the Commitment Fee to the Tranche B Lenders that have committed to Loans denominated in Dollars shall be allocated by the Administrative Agent on the basis of each Lender’s ratable share of the unused portion of the Tranche B Commitment Amount that is committed to be denominated in Dollars for the actual number of days elapsed. The Commitment Fees payable to the Tranche B Lenders that have committed to Loans denominated in Euro shall be payable by the Borrower on the Closing Date and shall be in an amount equal to the product of 1.125% multiplied by the daily unused portion of the Tranche B Commitment Amount that is committed to be denominated in Euro, multiplied by the actual number of days elapsed from the Effective Date to the initial Closing Date (and if the Tranche B Loans are prepaid and reborrowed pursuant to Section 3.7, from the date of such prepayment to the subsequent Closing Date for such Tranche B Loans), divided by 360.

SECTION 3.4. Finnvera Guarantee Premiums. The premiums on the Finnvera Guarantee shall accrue and be payable in accordance with this Section 3.4.

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(a)       The Borrower shall pay to the Administrative Agent, for the account of and as agent for Finnvera, semi-annually in advance on the twentieth (20th) Business Day preceding the first day of each Interest Period for each Tranche A Loan an amount equal to the product of the Applicable Premium Rate as of the immediately preceding Business Day and the outstanding principal amount of the Tranche A Loans to be outstanding for such Interest Period in the currency of such Tranche A Loans, after giving effect to any repayment scheduled to be paid after such date but prior to the first day of such Interest Period, multiplied by the actual number of days in such Interest Period (or, if the Tranche A Loans are prepaid pursuant to Section 3.7 and subsequently reborrowed, in the case of a premium paid on the subsequent Closing Date, the actual number of days in such Interest Period less the number of days from but excluding the date of prepayment of the Tranche A Loans to and including the last day of the first Interest Period commencing on the initial Closing Date), divided by 360, in the currency of such Tranche A Loans. The Administrative Agent shall pay the premium on the Finnvera Guarantee received from the Borrower to Finnvera semi-annually in advance on the Business Day immediately preceding the first day of each Interest Period for such Loans.

(b)       The Borrower shall pay to the Administrative Agent, for the account of and as agent for Finnvera, semi-annually in advance on the twentieth (20th) Business Day preceding the first day of each Interest Period for each Tranche B Loan an amount equal to the product of the Applicable Premium Rate as of the immediately preceding Business Day and the outstanding principal amount of the Tranche B Loans to be outstanding for such Interest Period in the currency of such Tranche B Loans, after giving effect to any repayment scheduled to be paid after such date but prior to the first day of such Interest Period, multiplied by the actual number of days in such Interest Period (or, if the Tranche B Loans are prepaid pursuant to Section 3.7 and subsequently reborrowed, in the case of a premium paid on the subsequent Closing Date, the actual number of days in such Interest Period less the number of days from but excluding the date of prepayment of the Tranche B Loans to and including the last day of the first Interest Period commencing on the initial Closing Date), divided by 360, in the currency of such Tranche B Loans. The Administrative Agent shall pay the premium on the Finnvera Guarantee received from the Borrower to Finnvera semi-annually in advance on the Business Day immediately preceding the first day of each Interest Period for such Loans.

(c)       At the direction of the Borrower, premiums on the Finnvera Guarantee received by the Administrative Agent pursuant to this Section 3.4 shall be placed by the Administrative Agent on demand or fixed rate deposit, as directed by the Borrower, as soon as possible after receipt thereof and interest shall accrue thereon at the London Interbank Bid Rate until such time as the Administrative Agent pays such premiums to Finnvera. The Administrative Agent shall release interest earned pursuant to the immediately preceding sentence to the Borrower on the first day of the relevant Interest Period.

SECTION 3.5. Residual Risk Guarantee Premiums. The premiums on the Residual Risk Guarantee shall accrue and be payable in accordance with this Section 3.5. The Borrower shall pay to the Administrative Agent for the ratable account of and as agent for the Tranche B Lenders semi-annually in arrears in Dollars on the last day of each Interest Period for each Tranche A Loan an amount equal to the product of 0.45% per annum and the daily outstanding

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principal amount of the Tranche A Loan, multiplied by the actual number of days elapsed,    divided by 360, provided that, if any Tranche B Lender has elected to have all or a portion of its Tranche B Loans repaid in accordance with Section 3.1(b) and the Borrower has provided cash collateral to such Tranche B Lender as provided in Section 3.6, the premium for the Residual      Risk Guarantee payable by the Borrower shall, on and after the date on which any Tranche B  Loans are repaid in accordance with Section 3.1(b), be reduced by an amount equal to the    product of (x) the premium on the Residual Risk Guarantee calculated without giving effect to     this proviso and (y) a fraction the numerator of which is the principal amount of Tranche B     Loans so repaid and the denominator of which is the aggregate principal amount of Tranche B Loans outstanding on the sixth (6th) anniversary of the Closing Date with respect to the Tranche B Loans. The Administrative Agent shall pay the premium on the Residual Risk Guarantee      received from the Borrower to the Tranche B Lenders semi-annually in arrears on the last day of each Interest Period with respect to the Tranche A Loans.

SECTION 3.6. Residual Risk Guarantee Cash Collateral. (a) If any Tranche B Lender shall elect, in accordance with Section 3.1(b), to require all or a portion of the Loans made by it to be repaid (and such Tranche B Lender’s obligations under the Residual Risk Guarantee have not been assigned to a replacement Lender acceptable to Finnvera or such Tranche B Lender is no longer liable under the Residual Risk Guarantee), such Lender may make demand upon the Borrower, and forthwith upon such demand the Borrower will, on or prior to the date of such repayment and at the option of the Borrower, either (a) pledge to such Lender in same day funds at such Lender’s office designated in such demand, for deposit in an interest bearing cash collateral account to be established in the name of the Borrower and maintained by such Lender, over which such Lender shall have sole dominion and control, upon terms as may be satisfactory to such Lender (a “Deposit Account”), an amount equal to such Lender’s pro rata portion of the outstanding principal amount of the Residual Risk Guarantee Amount or (b) make such other arrangements in respect of such portion of the Residual Risk Guarantee Amount as shall be acceptable to such Lender in its sole discretion (which may include a letter of credit issued by a bank acceptable to such Lender in an amount and available to be drawn on terms acceptable to such Lender).

(b) Upon payment under the Residual Risk Guarantee by a Lender whose Loans have been prepaid, in whole or in part, under Section 3.1(b), such Lender may, to the extent such amount has not otherwise been reimbursed or paid by the Loan Parties, apply funds on deposit in a Deposit Account to the extent permitted by applicable law or draw on any letter of credit supplied in lieu thereof to reimburse itself for payments made under the Residual Risk Guarantee. To the extent that the outstanding principal amount of the Residual Risk Guarantee Amount attributable to a Lender is reduced from time to time (by scheduled amortization, optional prepayment or otherwise), amounts on deposit in the Deposit Account(s) of such Lender (or the amount available to be drawn under any letter of credit supplied in lieu thereof) shall be reduced to an amount equal to the outstanding principal amount of the Residual Risk Guarantee Amount attributable to such Lender after giving effect to such reduction and such excess shall promptly, but not later than five (5) Business Days after such reduction, be paid to the Borrower. After the Residual Risk Guarantee shall have expired or been fully drawn upon and all other payment obligations of the Borrower hereunder and under the Notes shall have been paid in full, the balance, if any, in any Deposit Account shall be promptly returned to the

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Borrower (or the amount available to be drawn under any letter of credit supplied in lieu thereof shall be reduced to zero).

(c) Dollar-denominated funds held in a Deposit Account may be invested and reinvested at the direction of the Borrower in (i) readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof or readily marketable obligations unconditionally guaranteed by the full faith and credit of the government of the United States, (ii) insured certificates of deposit of, or time deposits with, any commercial bank that is a member of the Federal Reserve System and which issues (or parent of which issues) commercial paper rated as described in clause (iii), is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1 billion or (iii) commercial paper in an aggregate amount of no more than $2,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States, rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P. Euro-denominated funds held in a Deposit Account may be invested and reinvested at the direction of the Borrower in (i) readily marketable direct obligations of the government of any OECD member country or any agency or instrumentality thereof or readily marketable obligations unconditionally guaranteed by the full faith and credit of the government of OECD member country, (ii) insured certificates of deposit of, or time deposits with, any commercial bank that is organized under the laws of OECD member country and has combined capital and surplus of at least €1 billion or (iii) commercial paper in an aggregate amount of no more than €2,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any OECD member country, rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P. Such Lender shall, from time to time upon the request of the Borrower, promptly release any earnings from such investments to the Borrower.

SECTION 3.7. Temporary Repayment. If the proceeds of the Loans have not been utilized to pay for delivery of the Purchased Vessel within 15 days after the initial Closing Date and have been deposited in accordance with Section 4.12, the Borrower may, by notice to the Administrative Agent in accordance with Sections 3.1(a)(ii) and 3.1(a)(iii) and specifying that such prepayment may be reborrowed under this Agreement, prepay either (1) all of the Loans, (2) all of the Tranche A Loans or (3)all of the Tranche B Loans together with, in each case, accrued interest on the Loans being so prepaid. If the Purchased Vessel is delivered prior to February 15, 2010 (or such later date as may be necessary due to ice conditions for the Borrower to take delivery of the Purchased Vessel, but no later than April 15, 2010), the Borrower shall be permitted to submit one additional Borrowing Request in accordance with Section 2.3 to reborrow all of the Loans previously prepaid under this Section and the date of funding of any such reborrowed Loans shall be the Closing Date hereunder with respect to such reborrowed Loans. For the avoidance of doubt, if the Borrower shall prepay and subsequently reborrow some but not all of the Loans pursuant to the two immediately preceding sentences, then the Closing Date with respect to any Tranche of Loans not prepaid and reborrowed pursuant to this Section 3.7 shall remain the initial Closing Date. Prepayment of any Loans made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.4.

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ARTICLE IV

CERTAIN APPLICABLE FLOATING RATE AND OTHER PROVISIONS

SECTION 4.1. Applicable Floating Rate Lending Unlawful. If the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other governmental authority having jurisdiction over such Lender asserts that it is unlawful, for such Lender to make, continue or maintain any Loan bearing interest at a rate based on the Applicable Floating Rate, the obligations of such Lender to make, continue or maintain any Loan bearing interest at a rate based on the Applicable Floating Rate shall, upon notice thereof to the Borrower, the Administrative Agent and each other Lender, forthwith be suspended until the circumstances causing such suspension no longer exist, provided that such Lender’s obligation to make, continue and maintain its Loan hereunder shall be automatically converted into an obligation to make, continue and maintain a Loan bearing interest at a rate to be negotiated between such Lender and the Borrower that is the equivalent of the sum of the Applicable Floating Rate for the relevant Interest Period plus the Floating Rate Applicable Margin or, if such negotiated rate is not agreed upon by the Borrower and such Lender within fifteen Business Days, in the case of Loans denominated in Dollars, a rate equal to the Floating Rate Applicable Margin plus the greater of (w) the rate publicly announced by BNPP’s New York office as its “prime rate” and (x) Federal Funds Rate from time to time in effect plus 0.50% per annum and, in the case of Loans denominated in Euro, a rate equal to the Floating Rate Applicable Margin plus the greater of (y) the average of the rates publicly announced by Skandinaviska Enskilda Banken AB’s and Nordea Bank’s head offices as their “prime rates” for loans in Euro and (z) the Central European Bank’s rate for the Main Refinancing Operations (MRO) in effect plus 0.50% per annum.

SECTION 4.2. Deposits Unavailable. If, with respect to the Tranche B Loans:

(a) the Administrative Agent shall have determined that deposits in the relevant amount, denominated in the relevant currency and for the relevant Interest Period are not available to the Reference Lenders in their relevant market;

(b) the Administrative Agent shall have determined that by reason of circumstances affecting the Reference Lenders’ relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to Floating Rate Loans denominated in Dollars and/or Euro; or

(c) before the close of business in London on the date of determination of the Applicable Floating Rate for the relevant Interest Period or period, Lenders holding a majority of the aggregate unpaid principal amount of Loans (based on the Equivalent in Dollars with respect to any portion of the Loans that are denominated in Euro) determine that the cost to them of obtaining matching deposits in the relevant interbank market for the relevant currency in respect of any Loan would be in excess of the Applicable Floating Rate;

then the Administrative Agent shall give notice of such determination (hereinafter called a “Determination Notice”) to the Borrower and each of the Lenders. The Borrower, the Lenders     and the Administrative Agent shall enter into negotiations in good faith in order to agree upon a

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mutually satisfactory interest rate (or rates) to be substituted for those which would otherwise have applied under this Agreement. If the Borrower, the Lenders and the Administrative Agent   are unable to agree upon an interest rate (or rates) prior to the date occurring fifteen Business Days after the giving of such Determination Notice, the interest rate (or rates) payable to the Lenders to take effect at the end of the Interest Period current at the date of the Determination Notice shall be equal to, in the case of Loans denominated in Dollars, the Floating Rate Applicable Margin plus the greater of (w) the rate publicly announced by BNPP’s New York office as its “prime rate” and (x) Federal Funds Rate from time to time in effect plus 0.50% per annum and, in the case of Loans denominated in Euro, the Floating Rate Applicable Margin plus the greater of (y) the average of the rates publicly announced by Skandinaviska Enskilda Banken AB’s and Nordea Bank’s head offices as their “prime rates” for loans in Euro and (z) the Central European Bank’s rate for the Main Refinancing Operations (MRO) in effect plus 0.50% per annum.

SECTION 4.3. Increased Floating Rate Loan Costs, etc. If a change in any applicable treaty, law, regulation or regulatory requirement or in the interpretation thereof or in its application to the Borrower, or if compliance by any Lender with any applicable direction, request, requirement or guideline (whether or not having the force of law) of any governmental or other authority including, without limitation, any agency of the European Union or similar monetary or multinational authority insofar as it may be changed or imposed after the date hereof, shall:

(a) subject any Lender to any taxes, levies, duties, charges, fees, deductions or withholdings of any nature with respect to its Commitment or any part thereof imposed, levied, collected, withheld or assessed by any jurisdiction or any political subdivision or taxing authority thereof (other than taxation on overall net income and, to the extent such taxes are described in Section 4.6, withholding taxes); or

(b) change the basis of taxation to any Lender (other than a change in taxation on the overall net income of such Lender) of payments of principal or interest or any other payment due or to become due pursuant to this Agreement; or

(c) impose, modify or deem applicable any reserve or capital adequacy requirements (other than the reserve costs described in Section 4.7) or other banking or monetary controls or requirements which affect the manner in which a Lender shall allocate its capital resources to its obligations hereunder or require the making of any special deposits against or in respect of any assets or liabilities of, deposits with or for the account of, or loans by, any Lender (provided that such Lender shall, unless prohibited by law, allocate its capital resources to its obligations hereunder in a manner which is consistent with its present treatment of the allocation of its capital resources); or

(d) impose on any Lender any other condition affecting its Commitment,

and the result of any of the foregoing is either (i) to increase the cost to such Lender of making    its Loan or maintaining its Commitment or any part thereof, (ii) to reduce the amount of any payment received by such Lender or its effective return hereunder or on its capital or (iii) to     cause such Lender to make any payment or to forego any return based on any amount received or receivable by such Lender hereunder, then and in any such case if such increase or reduction in

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the opinion of such Lender materially affects the interests of such Lender, (A) the Lender concerned shall (through the Administrative Agent) notify the Borrower of the occurrence of such event and use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office if the making of such a designation would avoid the effects of such law, regulation or regulatory requirement or any change therein or in the interpretation thereof and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender and (B) the Borrower shall forthwith upon demand pay to the Administrative Agent for the account of and as agent for such Lender such amount as is necessary to compensate such Lender for such additional cost or such reduction and ancillary expenses, including taxes, incurred as a result of such adjustment. Such notice shall (i) describe in reasonable detail the event leading to such additional cost, together with the approximate date of the effectiveness thereof, (ii) set forth the amount of such additional cost, (iii) describe the manner in which such amount has been calculated, (iv) certify that the method used to calculate such amount is the Lender’s standard method of calculating such amount, (v) certify that such request is consistent with its treatment of other borrowers that are subject to similar provisions, and (vi) certify that, to the best of its knowledge, such change in circumstance is of general application to the commercial banking industry in such Lender’s jurisdiction of organization or in the relevant jurisdiction in which such Lender does business. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than three months prior to the date that such Lender notifies the Borrower of the circumstance giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the circumstance giving rise to such increased costs or reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof, but not more than six months prior to the date that such Lender notifies the Borrower of the circumstance giving rise to such cost or reductions and of such Lender’s intention to claim compensation therefor.

SECTION 4.4. Funding Losses. (a) In the event any Lender shall incur any loss or expense by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan as a Floating Rate Loan as a result of:

(i)        any conversion or repayment or prepayment of the principal amount of the Tranche B Loans on a date other than the scheduled last day of an Interest Period with respect to the Tranche B Loans, whether pursuant to Section 3.1, Section 3.7 or otherwise; or

(ii)       any Loans not being made in accordance with the Borrowing Request therefor due to the fault of the Borrower or as a result of any of the conditions precedent set forth in Article V not being satisfied, then, upon the written notice of such Lender to the Borrower (with a copy to the Administrative Agent), the Borrower shall, within five Business Days of its receipt thereof, pay directly to such Lender such amount as will reimburse such Lender for such loss or expense. Such written notice shall include calculations in reasonable detail setting forth the loss or expense to such Lender.

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(b) In the event any Lender shall incur any Breakage Costs by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan as a Fixed Rate Loan as a result of:

(i)        any conversion or repayment or prepayment of the principal amount of the Tranche A Loans on a date other than a scheduled repayment date for such Tranche A Loans as set forth in Schedule II hereto, whether pursuant to Section 3.1, Section 3.7 or otherwise;

(ii)       any reduction of the Tranche A Commitment Amount pursuant to Section 2.2.1;

(iii)      the Tranche A Loans not being made on or prior to February 15, 2010 (or such later date as may be necessary due to ice conditions for the Borrower to take delivery of the Vessel, but no later than April 15, 2010); or

(iv)      any Loans not being made in accordance with the Borrowing Request therefore due to the fault of the Borrower or as a result of any of the conditions precedent set forth in Article V not being satisfied, then, upon the written notice of such Lender to the Borrower (with a copy to the Administrative Agent), the Borrower shall, within five Business Days of its receipt thereof, pay directly to such Lender such Breakage Costs. Such written notice shall include calculations in reasonable detail setting forth the Breakage Costs to such Lender.

SECTION 4.5. Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority increases the amount of capital required to be maintained by any Lender or any Person controlling such Lender, and the rate of return on its or such controlling Person’s capital as a consequence of its Commitment or the Loan made by such Lender is reduced to a level below that which such Lender or such controlling Person would have achieved but for the occurrence of any such change in circumstance, then, in any such case upon notice from time to time by such Lender to the Borrower, the Borrower shall immediately pay directly to such Lender additional amounts sufficient to compensate such Lender or such controlling Person for such reduction in rate of return. Any such notice shall (i) describe in reasonable detail the capital adequacy requirements which have been imposed, together with the approximate date of the effectiveness thereof, (ii) set forth the amount of such lowered return, (iii) describe the manner in which such amount has been calculated, (iv) certify that the method used to calculate such amount is such Lender’s standard method of calculating such amount, (v) certify that such request for such additional amounts is consistent with its treatment of other borrowers that are subject to similar provisions and (vi) certify that, to the best of its knowledge, such change in circumstances is of general application to the commercial banking industry in the jurisdictions in which such Lender does business. In determining such amount, such Lender may use any method of averaging and attribution that it shall, subject to the foregoing sentence, deem applicable. Each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office if the making of such a

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designation would avoid such reduction in such rate of return and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than three months prior to the date that such Lender notifies the Borrower of the circumstance giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the circumstance giving rise to such reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof, but not more than six months prior to the date that such Lender notifies the Borrower of the circumstance giving rise to such reductions and of such Lender’s intention to claim compensation therefor.

SECTION 4.6. Taxes. All payments by any Loan Party of principal of, and interest on, the Loans and all other amounts payable hereunder or under the Finnvera Commitment Letter shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by Finnvera’s or any Lender’s net income or receipts of Finnvera or such Lender and franchise taxes imposed in lieu of net income taxes or receipts by the jurisdiction under the laws of which Finnvera or such Lender is organized or any political subdivision thereof or the jurisdiction of such Lender’s Lending Office or any political subdivision thereof or any other jurisdiction unless such net income taxes are imposed solely as a result of such Loan Party’s activities in such other jurisdiction (such non-excluded items being called “Taxes”). In the event that any withholding or deduction from any payment to be made by any Loan Party hereunder or under the Finnvera Commitment Letter is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then such Loan Party will:

(a) pay directly to the relevant authority the full amount required to be so withheld or deducted;

(b) promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such authority; and

(c) pay to the Administrative Agent for the account of and as agent for Finnvera or the Lenders, as the case may be, such additional amount or amounts as is necessary to ensure that the net amount actually received (including any Taxes on such additional amounts) by Finnvera or each Lender will equal the full amount Finnvera or such Lender would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Administrative Agent, Finnvera or any Lender with respect to any payment received or paid by the Administrative Agent, Finnvera or such Lender hereunder, under the Finnvera Commitment Letter or under or in connection with any other Loan Document, the Administrative Agent, Finnvera or such Lender may pay such Taxes and the applicable Loan Party will promptly pay such additional amounts (including any penalties, interest or expenses) as is necessary in order that the net amount received by such

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Person after the payment of such Taxes (including any Taxes on such additional amounts) shall equal the amount such Person would have received had no such Taxes been asserted.

Any Person claiming any additional amounts payable pursuant to this Section agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Person, be otherwise disadvantageous to such Person.

If any Loan Party fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent, for the account of Finnvera or the respective Lenders, the required receipts or other required documentary evidence, such Loan Party shall indemnify Finnvera and the Lenders for any incremental withholding Taxes, interest or penalties or expenses that may become payable by Finnvera or any Lender as a result of any such failure (except to the extent that such amount becomes payable as a result of the failure of Finnvera or such Lender to provide timely notice to such Loan Party of the assertion of a liability related to the payment of Taxes). For purposes of this Section 4.6, a distribution hereunder by the Administrative Agent or any Lender to or for the account of Finnvera or any Lender shall be deemed a payment by the applicable Loan Party.

If any Lender is entitled to any refund, credit, deduction or other reduction in Tax by reason of any payment made by any Loan Party in respect of any Tax under this Section 4.6 or by reason of any payment made by the Borrower pursuant to Section 4.3, such Lender shall use reasonable efforts to obtain such refund, credit, deduction or other reduction and, promptly after receipt thereof (and, in the case of any such credit, utilization thereof), will pay to the applicable Loan Party such amount (plus any interest received by such Lender in connection with such refund, credit, deduction or reduction) as is equal to the net after-tax value to such Lender of such part of such refund, credit, deduction or reduction as such Lender reasonably determines is allocable to such tax or such payment, less out-of-pocket expenses incurred by such Lender, provided that no Lender shall be obligated to disclose to any Loan Party any information regarding its tax affairs or tax computations.

Each Lender (and each Participant) that is organized under the laws of a jurisdiction other than the United States agrees with the Guarantor and the Administrative Agent that it will (a) provide to the Administrative Agent and the Guarantor an appropriately executed copy of Internal Revenue Service Form W-8ECI certifying that any payments made to or for the benefit of such Lender or such Participant are effectively connected with a trade or business in the United States (or, alternatively, Internal Revenue Service Form W-8BEN, but only if the applicable treaty described in such form provides for a complete exemption from U.S. federal income tax withholding), or any successor form, on or prior to the date hereof (or, in the case of any assignee Lender or Participant, on or prior to the date of the relevant assignment or participation), and (b) notify the Administrative Agent and the Guarantor if the certifications made on any form provided pursuant to this paragraph are no longer accurate and true in all material respects. For any period with respect to which a Lender (or Participant) has failed to provide the Guarantor with the foregoing forms (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such

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form otherwise is not required hereunder) such Lender (or Participant) shall not be entitled to the benefits of this Section 4.6 with respect to Taxes imposed by reason of such failure.

If Finnvera should be come subrogated to the rights of any Lender under this Agreement then, for the purposes of the two paragraphs immediately preceding, the term “Lender “ shall be deemed to include Finnvera.

No Loan Party shall have an obligation under this Section 4.6 to pay any indemnity or gross-up amount to Finnvera, any Lender or the Administrative Agent to the extent that such Loan Party has paid an amount with respect to that Tax to any party pursuant to any other provision of any Loan Document, the Finnvera Commitment Letter or the Lenders’ Commitment Letter.

SECTION 4.7. Reserve Costs. Without in any way limiting the Borrower’s obligations under Section 4.3, the Borrower shall pay to each Lender on the last day of any Interest Period relevant to such Lender’s Loan, so long as the relevant Lending Office of such Lender is required to maintain reserves against “Eurocurrency liabilities” under Regulation D of the F.R.S. Board, upon notice from such Lender, an additional amount equal to the product of the following for each Loan for each day during such Interest Period:

(i)        the principal amount of such Loan outstanding on such day; and

(ii)       the remainder of (x) a fraction the numerator of which is the rate (expressed as a decimal) at which interest accrues on such Loan for such Interest Period as provided in this Agreement (less the Floating Rate Applicable Margin) and the denominator of which is one minus any increase after the Effective Date in the effective rate (expressed as a decimal) at which such reserve requirements are imposed on such Lender minus (y) such numerator; and

(iii)	1/360.

Such notice shall (i) describe in reasonable detail the reserve requirement that has been imposed, together with the approximate date of the effectiveness thereof, (ii) set forth the applicable reserve percentage, (iii) certify that such request is consistent with such Lender’s treatment of other borrowers that are subject to similar provisions and (iv) certify that, to the best of its knowledge, such requirements are of general application in the commercial banking industry in the United States.

Each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to avoid the requirement of maintaining such reserves (including by designating a different Lending Office) if such efforts would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 4.8. Replacement Lenders, etc. If any Loan Party shall be required to make any payment to any Lender pursuant to Section 3.1(b), 4.3, 4.5, 4.6 or 4.7, or if the Borrower shall elect to prepay the Loans pursuant to the proviso in Section 3.1(a)(i), the Borrower shall be entitled at any time (so long as no Default and no Prepayment Event shall have occurred and be continuing) within 180 days after receipt of notice from such Lender of such required payment to

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(a) terminate such Lender’s Commitment and such Lender’s right to receive any Commitment Fee accruing after such termination and that portion of the Commitment Amount represented by such Lender’s Commitment, (b) prepay the affected portion of such Lender’s Loan in full, together with accrued interest thereon through the date of such prepayment and any amounts due in connection with such prepayment pursuant to Section 4.4 (provided that, except in the case of any payment to a Lender pursuant to Section 3.1(b), the Borrower shall not prepay any such Lender pursuant to this clause (b) without replacing such Lender pursuant to the following clause (c) until a 30-day period shall have elapsed during which the Borrower and the Administrative Agent shall have attempted in good faith to replace such Lender), and/or (c) replace such Lender with another Lender or an Eligible Assignee either (x) by, if an Eligible Assignee is not a Lender, becoming a party to this Agreement as a Lender by execution of and delivery to the Borrower and the Administrative Agent of counterparts of this Agreement, and such Lender or Eligible Assignee refinancing any Loans prepaid pursuant to clause (b) above with loans made by such Lender or Eligible Assignee (any such loans being “Tranche B Loans” and having the identical terms as the Tranche B Loans so prepaid, other than the rate of interest applicable to and the tenor of such loans, which rate of interest and tenor shall be as agreed between the Borrower and such financial institution, except that in no event shall the final maturity of such loans be later than the twelfth anniversary of the Closing Date with respect to the Tranche B Loans), or (y) pursuant to an assignment in accordance with Section 12.11.1, provided that (i) each such assignment shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement and, unless cash collateralized in accordance with Section 3.6, the Residual Risk Guarantee, or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement and (ii) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section unless and until such Lender shall have received one or more payments from either the Borrower or one or more Assignee Lenders in an aggregate amount at least equal to the outstanding principal amount of the Loan owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement. Each Lender represents and warrants to the Borrower that, as of the date of this Agreement (or, with respect to any Lender not a party hereto on the date hereof, on the date that such Lender becomes a party hereto), there is no existing treaty, law, regulation, regulatory requirement, interpretation, directive, guideline, decision or request pursuant to which such Lender would be entitled to request any payments under any of Sections 4.3, 4.5, 4.6 and 4.7 to or for account of such Lender.

SECTION 4.9. Payments, Computations, etc. Unless otherwise expressly provided, all payments by the Borrower pursuant to this Agreement or the Notes shall be made by the Borrower to the Administrative Agent for the pro rata account (determined using the Equivalent in Dollars of any portion of the Loans that are denominated in Euro) of and as agent for the Lenders entitled to receive such payment. All such payments required to be made to the Administrative Agent shall be made, without setoff, deduction or counterclaim, not later than 12:00 noon, London time, in the case of payments made in Euro, and 11:00 a.m. New York time, in the case of payments made in Dollars, on the date due, in same day or immediately available funds through the New York Clearing House Interbank Payments System (or such other funds as may be customary for the settlement of international banking transactions in Dollars or Euro, as applicable), to such account as the Administrative Agent shall specify from time to time by

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notice to the Borrower. Funds received after that time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day. The Administrative Agent shall promptly (but in any event on the same Business Day that the same are received or, as contemplated in the immediately preceding sentence, deemed received) remit in same day funds to each Lender its share, if any, of such payments received by the Administrative Agent for the account of such Lender without any setoff, deduction or counterclaim. All interest and fees in respect of Loans denominated in Dollars shall be paid in Dollars and all interest and fees in respect of Loans denominated in Euro shall be payable in Euro, and in each case shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days. Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day (unless the next succeeding Business Day is the first Business Day of a calendar month, in which case such payment shall be made on the Business Day preceding the first Business Day of such calendar month) and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

SECTION 4.10. Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Sections 4.3, 4.4, 4.5, 4.6, 4.7 and 12.11 and except as otherwise provided in Sections 3.1(a), 3.1(b), 3.7 and 4.12, to the extent such Sections permit prepayment of Loans on a non-ratable basis) in excess of its pro rata share of payments then or therewith obtained by all Lenders, such Lender shall purchase from the other Lenders such participations in Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably (determined using the Equivalent in Dollars of any portion of the Loans that are denominated in Euro) with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Lender’s ratable share (according to the proportion of (a) the amount of such selling Lender’s required repayment to the purchasing Lender to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.11) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

SECTION 4.11. Setoff. Upon the occurrence and during continuance of an Event of Default or Prepayment Event, each Lender shall have, to the extent permitted by applicable law, the right to appropriate and apply to the payment of the Obligations owing to it any and all balances, credits, deposits, accounts or moneys of any Loan Party then or thereafter maintained

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with such Lender; provided that any such appropriation and application shall be subject to the provisions of Section 4.10. Each Lender agrees promptly to notify the applicable Loan Party and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Lender may have.

SECTION 4.12. Use of Proceeds. The Borrower shall apply the proceeds of the Borrowings in accordance with the fourth recital and, prior to such application, such proceeds that are denominated in Dollars shall be converted into Euro and held in an account of the Borrower; without limiting the foregoing, no proceeds of any Loan will be used to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934 or any “margin stock”, as defined in F.R.S. Board Regulation U. Unless security has previously been provided to the Lenders pursuant to and in accordance with Section 5.2.4 hereof, if the proceeds of the Loans have not been paid to the Builder or its order or to the Administrative Agent in prepayment of the Loans under Sections 3.1(a) or 3.7 by 9:59 p.m. (London time) on the second Business Day after any Closing Date, such proceeds shall be pledged by the Borrower as collateral pursuant to the Pledge Agreement, such pledge to be effective on and after such time. On or prior to the date that is 15 days after the initial Closing Date, the Borrower shall notify the Administrative Agent whether any of the proceeds of the Loans are to be returned to the Administrative Agent as prepayment in accordance with Section 3.7 or to be held as cash collateral until the earlier of (i) disbursement to the Builder and (ii) prepayment of the Loans pursuant to Sections 3.1(a) or 9.2.

ARTICLE V

CONDITIONS TO BORROWING

SECTION 5.1. Effectiveness. The obligations of the Lenders to fund the Borrowings shall be effective on and as of the first date, on or before May 15, 2009 (the “Effective Date”), on which each of the conditions precedent set forth in this Section 5.1 shall have been satisfied.

SECTION 5.1.1. Resolutions, etc. The Administrative Agent shall have received from each Loan Party:

(a) a certificate, dated the Effective Date, of its Secretary or Assistant Secretary as to the incumbency and signatures of those of its officers authorized to act with respect to this Agreement and each other Loan Document to which it is a party and as to the truth and completeness of the attached:

(x) resolutions of its Board of Directors then in full force and effect authorizing the execution, delivery and performance of this Agreement and each other Loan Document to which it is a party, and

(y) Organic Documents of such Loan Party,

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and upon which certificate each Lender may conclusively rely until it shall have received a further certificate of the Secretary of such Loan Party canceling or amending such prior certificate;

(b) Certificates of Good Standing issued by the relevant Liberian authorities in respect of each Loan Party; and

(c) evidence that the Borrower or the Guarantor has paid not less than 20% of the purchase price of the Purchased Vessel.

SECTION 5.1.2. [Intentionally omitted.]

SECTION 5.1.3. Opinions of Counsel. The Administrative Agent shall have received opinions, dated the Effective Date and addressed to the Administrative Agent and each Lender, from:

(a) Bradley Stein, Esq., counsel to each Loan Party, substantially in the form of Exhibit C hereto;

(b) Watson, Farley & Williams (New York) LLP, counsel to each Loan Party, as to Liberian Law and New York Law, substantially in the form of Exhibit D hereto; and

(c) Hannes Snellman, counsel to the Administrative Agent, as to Finnish Law, substantially in the form of Exhibits F-1 and F-2 hereto.

SECTION 5.1.4. Fees, Expenses, etc. The Administrative Agent shall have received for its own account, or for the account of each Lender, as the case may be, all fees that the Borrower or Guarantor shall have agreed in writing to pay to the Administrative Agent (whether for its own account or for the account of any of the Lenders) or the FEC and all invoiced expenses of the Administrative Agent (including the agreed fees and expenses of counsel to the Administrative Agent) on or prior to the Effective Date.

SECTION 5.1.5. Assignment of Tranche A Loan. The full Tranche A Commitment Amount shall have been duly assigned and transferred to, and assumed by, FEC pursuant to a duly executed Lender Assignment Agreement, dated as of the Effective Date, among the Tranche A Lenders, the Administrative Agent, FEC and the Loan Parties, and the duly executed Supplemental Agreement.

SECTION 5.1.6. Finnvera Guarantee. (a) The Finnvera Guarantee shall have been duly authorized, executed and delivered to the Administrative Agent.

(b) The Administrative Agent shall have received a duly executed assignment of all rights and benefits of any payments to be made by Finnvera under the Finnvera Guarantee in respect of the Tranche A Loans to each Tranche A Lender, acknowledged by Finnvera, in each case in form and substance reasonably satisfactory to each Tranche A Lender.

SECTION 5.2. The Loans. The obligation of each Lender to fund any Loan on any Closing Date, including pursuant to a reborrowing under Section 3.7 hereof except as expressly

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provided for in Sections 5.2.6 and 5.2.8 hereof, shall be subject to the satisfaction of each of the conditions precedent set forth in this Section 5.2.

SECTION 5.2.1. Compliance with Warranties, No Default, etc. Both before and after giving effect to any Borrowing the following statements shall be true and correct:

(a) the representations and warranties set forth in Article VI (excluding, however, those contained in Sections 6.9, 6.10 and 6.12) shall be true and correct with the same effect as if then made; and

(b) no Default and no Prepayment Event shall have occurred and be continuing.

SECTION 5.2.2. Borrowing Request. The Administrative Agent shall have received a Borrowing Request for such Borrowing. Each of the delivery of a Borrowing Request and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by each Loan Party that on the date of such Borrowing (both immediately before and after giving effect to such Borrowing and the application of the proceeds thereof) the statements made in Section 5.2.1 are true and correct.

SECTION 5.2.3. Finnvera Guarantee. (a) All premiums, fees and invoiced expenses due and payable prior to the effectiveness of the Finnvera Guarantee shall have been paid by the Borrower or the Guarantor.

(b) The Finnvera Guarantee shall be effective.

SECTION 5.2.4. Ratings Condition. The Loans shall not be disbursed on an unsecured basis unless, at the time of disbursement, the Guarantor’s Senior Debt Ratings are BB- or higher by S&P and Ba3 or higher by Moody’s (the “Ratings Condition”). If the Ratings Condition shall not be satisfied on the Closing Date, the Loans shall not be disbursed unless secured, at the option of the Borrower, either (i) by the Purchased Vessel and the insurance proceeds relating to the Purchased Vessel or (ii) by the proceeds of the Loans disbursed hereunder, in each case in accordance with the terms and conditions of the Finnvera Guarantee.

SECTION 5.2.5. Timing of Disbursement. The Administrative Agent shall have received from the Borrower evidence that the Closing Date is not earlier than two Business Days prior to the scheduled date of delivery, nor later than the actual date of delivery, of the Purchased Vessel to the Borrower.

SECTION 5.2.6. Pledge Agreement. (i) For the initial Closing Date, and if all of the Loans are prepaid pursuant to Section 3.7 hereof, for the Closing Date with respect to such subsequent reborrowing, the Pledge Agreement shall have been duly executed and delivered to the Administrative Agent, and (ii) if a single Tranche of Loans is prepaid pursuant to Section 3.7 hereof, for the Closing Date with respect to the subsequent reborrowing of such Tranche of Loans, the Pledge Agreement is in full force and effect on the Closing Date of the reborrowing and the proceeds of Loans which are so reborrowed become subject to the security interest of the Pledge Agreement immediately upon disbursement.

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SECTION 5.2.7. Closing Fees, Expenses, etc. The Administrative Agent shall have received for its own account, or for the account of each Lender, as the case may be, all fees that the Borrower or Guarantor shall have agreed in writing to pay to the Administrative Agent (whether for its own account or for the account of any of the Lenders) or the FEC and all invoiced expenses of the Administrative Agent (including the agreed fees and expenses of counsel to the Administrative Agent) on or prior to the Closing Date.

SECTION 5.2.8. Opinions of Counsel. The Administrative Agent shall have received opinions dated as of the Closing Date and addressed to the Administrative Agent and each Lender:

(a) from Norton Rose LLP, counsel to the Administrative Agent, as to English law, substantially in the form of Exhibit H hereto;

(b) from Bradley Stein, Esq., counsel to the Borrower, substantially in the form of Exhibit I hereto;

(c) from Watson, Farley & Williams (New York) LLP, counsel to the Borrower, as to Liberian Law, substantially in the form of Exhibit J hereto; and

(d) if security is required to be delivered to the Administrative Agent pursuant to Section 5.2.4, from counsels reasonably acceptable to the Administrative Agent or Finnvera (as specified in the Finnvera Guarantee) as to such matters relating to the security as the Administrative Agent or Finnvera (as specified in the Finnvera Guarantee) may reasonably request;

provided, however, that if any Loans are prepaid pursuant to Section 3.7 hereof then, unless all of the Loans are so prepaid, this Section 5.2.8 shall not apply to the Closing Date of the reborrowing of such Loans.

SECTION 5.2.9. Delivery of Notes. The Administrative Agent shall have received, for the account of the respective Lenders that have made a request under Section 2.5 prior to the initial Closing Date, Notes duly executed and delivered by the Borrower.

SECTION 5.3. The Borrowing. For purposes of determining compliance with the conditions specified in Section 5.1, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto. The Administrative Agent shall promptly notify Finnvera and the Lenders of the occurrence of the Effective Date.

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ARTICLE VI

REPRESENTATIONS AND WARRANTIES

To induce the Lenders and the Administrative Agent to enter into this Agreement and to make Loans hereunder, each Loan Party represents and warrants to (i) the Administrative Agent and each Lender as set forth in this Article VI as of the Effective Date and (ii) to the Administrative Agent and any Lender that is making a Loan on any Closing Date as set forth in this Article VI, except with respect to the representations and warranties in Section 6.9, 6.10 and 6.12, as of such Closing Date.

SECTION 6.1. Organization, etc. Each Loan Party and each of the Principal Subsidiaries is a corporation validly organized and existing and in good standing under the laws of its jurisdiction of incorporation; each Loan Party is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect; and each Loan Party has full power and authority, has taken all corporate action and holds all governmental and creditors’ licenses, permits, consents and other approvals necessary to enter into each Loan Document to which it is a party and to perform its Obligations.

SECTION 6.2. Due Authorization, Non-Contravention, etc. The execution, delivery and performance by each Loan Party of this Agreement and each other Loan Document to which it is a party, are within such Loan Party’s corporate powers, have been duly authorized by all necessary corporate action, and do not:

(a) contravene such Loan Party’s Organic Documents;

(b) contravene any law or governmental regulation of any Applicable Jurisdiction except as would not reasonably be expected to result in a Material Adverse Effect;

(c) contravene any court decree or order binding on such Loan Party or any of its property except as would not reasonably be expected to result in a Material Adverse Effect;

(d) contravene any contractual restriction binding on such Loan Party or any of its property except as would not reasonably be expected to result in a Material Adverse Effect; or

(e) result in, or require the creation or imposition of, any Lien on any of the properties of such Loan Party except as would not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.3. Government Approval, Regulation, etc. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document to which it is a party (except for authorizations or approvals not required to be obtained on or prior to the Effective Date that have been obtained or actions not required to be taken on or prior to the Effective Date that have been taken). Each

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Loan Party and each Principal Subsidiary holds all governmental licenses, permits and other approvals required to conduct its business as conducted by it on the Effective Date, except to the extent the failure to hold any such licenses, permits or other approvals would not have a Material Adverse Effect.

SECTION 6.4. Compliance with Environmental Laws. Each Loan Party and each Principal Subsidiary is in compliance with all applicable Environmental Laws, except to the extent that the failure to so comply would not have a Material Adverse Effect.

SECTION 6.5. Validity, etc. This Agreement constitutes, and each of the other Loan Documents will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of each Loan Party party thereto, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

SECTION 6.6. Financial Information. The consolidated balance sheet of the Guarantor and its Subsidiaries as at December 31, 2008, and the related consolidated statements of operations and cash flows of the Guarantor and its Subsidiaries, copies of which have been furnished to the Administrative Agent and each Lender, have been prepared in accordance with GAAP, and present fairly in all material respects the consolidated financial condition of the Guarantor and its Subsidiaries as at December 31, 2008 and the results of their operations for the Fiscal Year then ended. Since December 31, 2008 there has been no material adverse change in the business, operations or financial condition of the Guarantor and its Subsidiaries taken as a whole.

SECTION 6.7. No Default or Prepayment Event. No Default or Prepayment Event has occurred and is continuing.

SECTION 6.8. Litigation. There is no action, suit, litigation, investigation or proceeding pending or, to the knowledge of any Loan Party, threatened against any Loan Party or any Principal Subsidiary, that (i) except as set forth in filings made by the Guarantor with the Securities and Exchange Commission, in the Guarantor’s reasonable opinion might reasonably be expected to materially adversely affect the business, operations or financial condition of the Guarantor and its Subsidiaries (taken as a whole) (collectively, “Material Litigation”) or (ii) purports to affect the legality, validity or enforceability of the Loan Documents or the consummation of the transactions contemplated hereby.

SECTION 6.9. Vessels.

SECTION 6.9.1. The Guarantor represents and warrants that each Vessel (other than the Purchased Vessel) is

(a) legally and beneficially owned by the Guarantor or a Principal Subsidiary,

(b) registered in the name of the Guarantor or such Principal Subsidiary under the flag identified in Item 6.9(b) of the Disclosure Schedule,

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(c) classed as required by Section 7.1.4.A(b),

(d) free of all Liens, other than Liens permitted by Section 7.2.3.A,

(e) insured against loss or damage in compliance with Section 7.1.5, and

(f) chartered exclusively to or operated exclusively by the Guarantor or one of the Guarantor’s wholly-owned Subsidiaries, except as otherwise permitted pursuant to Section 7.1.4.A.

SECTION 6.9.2. The Borrower represents and warrants that immediately following the delivery of the Purchased Vessel to the Borrower the Purchased Vessel will be:

(a) legally and beneficially owned by the Borrower,

(b) registered in the name of the Borrower under the Bahamian or Maltese flag or such other flag as the parties may mutually agree,

(c) classified as required by Section 7.1.4.A(b),

(d) free of all Liens, other than Liens permitted pursuant to Section 7.2.3.B,

(e) insured against loss or damage in compliance with Section 7.1.5, and

(f) exclusively operated by or chartered to the Guarantor or one of the Guarantor’s wholly-owned Subsidiaries.

SECTION 6.10. Subsidiaries. The Guarantor has no Subsidiaries on the Effective Date, except those Subsidiaries which are identified in Item 6.10 of the Disclosure Schedule. All Existing Principal Subsidiaries are designated with an asterisk in Item 6.10 of the Disclosure Schedule. All Existing Principal Subsidiaries are direct or indirect wholly-owned Subsidiaries of the Guarantor, except to the extent any such Existing Principal Subsidiary or an interest therein has been sold in accordance with clause (b) of Section 7.2.7 or such Existing Principal Subsidiary no longer owns a Vessel.

SECTION 6.11. Obligations rank pari passu. The Obligations of each Loan Party rank at least pari passu in right of payment and in all other respects with all other unsecured unsubordinated Indebtedness of such Loan Party.

SECTION 6.12. Withholding, etc. As of the Effective Date, no payment to be made by any Loan Party under any Loan Document to which it is a party is subject to any withholding or like tax imposed by any Applicable Jurisdiction.

SECTION 6.13. No Filing, etc. Required. No filing, recording or registration and no payment of any stamp, registration or similar tax is necessary under the laws of any Applicable Jurisdiction to ensure the legality, validity, enforceability, priority or admissibility in evidence of this Agreement or the Notes (except for filings, recordings, registrations or payments not required to be made on or prior to the Effective Date that have been made).

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SECTION 6.14. No Immunity. Each Loan Party is subject to civil and commercial law with respect to its Obligations. Neither any Loan Party nor any of its properties or revenues is entitled to any right of immunity in any Applicable Jurisdiction from suit, court jurisdiction, judgment, attachment (whether before or after judgment), set-off or execution of a judgment or from any other legal process or remedy relating to its Obligations (to the extent such suit, court jurisdiction, judgment, attachment, set-off, execution, legal process or remedy would otherwise be permitted or exist).

SECTION 6.15. Pension Plans. To the extent that, at any time after the Effective Date, there are any Pension Plans, no steps will have been taken to terminate any Pension Plan, and no contribution failure will have occurred with respect to any Pension Plan, in each case which could (a) give rise to a Lien under section 302(f) of ERISA and (b) result in the incurrence by the Guarantor or any member of the Controlled Group of any material liability, fine or penalty.

SECTION 6.16. Investment Company Act. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

SECTION 6.17. Regulation U. No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loans will be used for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U. Terms for which meanings are provided in F.R.S. Board Regulation U or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

SECTION 6.18. Accuracy of Information. The financial and other information (other than financial projections or other forward looking information) furnished to the Administrative Agent and the Lenders in writing by or on behalf of the Guarantor by its chief financial officer, treasurer or corporate controller in connection with the negotiation of this Agreement is, when taken as a whole, to the best knowledge and belief of the Guarantor, true and correct and contains no misstatement of a fact of a material nature. All financial projections, if any, that have been furnished to the Administrative Agent and the Lenders in writing by or on behalf of the Guarantor by its chief financial officer, treasurer or corporate controller in connection with this Agreement have been or will be prepared in good faith based upon assumptions believed by the Guarantor to be reasonable at the time made (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Guarantor’s control, and that no assurance can be given that the projections will be realized). All financial and other information furnished to the Administrative Agent and the Lenders in writing by or on behalf of the Guarantor by its chief financial officer, treasurer or corporate controller after the date of this Agreement shall have been prepared by the Guarantor in good faith.

ARTICLE VII

COVENANTS

SECTION 7.1. Affirmative Covenants. Each Loan Party agrees with the Administrative Agent and each Lender that, until all Commitments have terminated and all Obligations have been paid in full, such Loan Party will perform its obligations set forth in this Section 7.1.

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SECTION 7.1.1. Financial Information, Reports, Notices, etc.

SECTION 7.1.1.A. The Borrower will furnish, or will cause to be furnished, to the Administrative Agent (with sufficient copies for distribution to each Lender and Finnvera, as the case may be) the following financial statements, reports, notices and information:

(a) not later than 120 days after the end of each Fiscal Year its unaudited financial statements for each of its Fiscal Years. Each set of financial statements delivered pursuant to this Section 7.1.1.A(a) shall be in accordance with GAAP and certified as to their correctness in all material respects by the chief financial officer or the treasurer of the Borrower;

(b) as soon as possible after the occurrence of a Default or Prepayment Event, a statement of the chief financial officer of the Borrower setting forth details of such Default or Prepayment Event (as the case may be) and the action which the Borrower has taken and proposes to take with respect thereto;

(c) as soon as the Borrower becomes aware thereof, notice of any event which, in its reasonable opinion, would be expected to materially adversely affect its business, operations or financial condition;

(d) as soon as the Borrower becomes aware thereof, notice of any suspension or revocation of the Purchased Vessel’s classification; and

(e) such other information respecting the condition or operations, financial or otherwise, of the Borrower as any Lender through the Administrative Agent may from time to time reasonably request.

SECTION 7.1.1.B. The Guarantor will furnish, or will cause to be furnished, to the Administrative Agent (with sufficient copies for distribution to each Lender and Finnvera, as the case may be) the following financial statements, reports, notices and information:

(a) as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Guarantor, a copy of the Guarantor’s report on Form 10-Q (or any successor form) as filed by the Guarantor with the Securities and Exchange Commission for such Fiscal Quarter, containing unaudited consolidated financial statements of the Guarantor for such Fiscal Quarter (including a balance sheet and profit and loss statement) prepared in accordance with GAAP, subject to normal year-end audit adjustments;

(b) as soon as available and in any event within 120 days after the end of each Fiscal Year of the Guarantor, a copy of the Guarantor’s annual report on Form 10-K (or any successor form) as filed by the Guarantor with the Securities and Exchange Commission for such Fiscal Year, containing audited consolidated financial statements of the Guarantor for such Fiscal Year prepared in accordance with GAAP (including a

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balance sheet and profit and loss statement) and audited by PricewaterhouseCoopers LLC or another firm of independent public accountants of similar standing;

(c) together with each of the statements delivered pursuant to the foregoing clause (a) or (b), a certificate, executed by the chief financial officer, the treasurer or the corporate controller of the Guarantor, showing, as of the last day of the relevant Fiscal Quarter or Fiscal Year compliance with the covenants set forth in Section 7.2.4 (in reasonable detail and with appropriate calculations and computations in all respects reasonably satisfactory to the Administrative Agent);

(d) as soon as possible after the occurrence of a Default or Prepayment Event, a statement of the chief financial officer of the Guarantor setting forth details of such Default or Prepayment Event (as the case may be) and the action which the Guarantor has taken and proposes to take with respect thereto;

(e) as soon as the Guarantor becomes aware thereof, notice of any Material Litigation except to the extent that such Material Litigation is disclosed by the Guarantor in filings with the SEC;

(f) as soon as the Guarantor becomes aware thereof, notice of any event which, in its reasonable opinion, would be expected to materially adversely affect the business, operations or financial condition of the Guarantor and its Subsidiaries taken as a whole;

(g) promptly after the sending or filing thereof, copies of all reports which the Guarantor sends to all holders of each security issued by the Guarantor, and all registration statements which the Guarantor or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange;

(h) within seven days after the delivery of the Purchased Vessel, (i) evidence as to the ownership of such Vessel by the Borrower, which evidence shall include a copy of the Protocol of Delivery and Acceptance, signed by the Builder and the Borrower, and the registration of the Purchased Vessel in the relevant ship’s register, in the name of the Borrower as shipowner, the (ii) disclosure of all Liens on such Vessel, other than Liens permitted by Section 7.2.3.B, (iii) evidence of the class of such Vessel; and (iv) evidence as to all required insurance being in effect with respect to such Vessel;

(i) as soon as the Guarantor becomes aware thereof, notice of any suspension or revocation of the Purchased Vessel’s classification; and

(j) such other information (x) respecting the condition or operations, financial or otherwise, of the Guarantor or any of its Subsidiaries, (y) respecting the transactions and documents related to the Purchased Vessel or the delivery of the Purchased Vessel or (z) as may be required to enable the Administrative Agent to obtain the full benefit of the Finnvera Guarantee, as any Lender or Finnvera, in either case through the Administrative Agent, may from time to time reasonably request;

provided, however, that information required to furnished to the Administrative Agent under subsections (a), (b) and (g) of this Section 7.1.1.B shall be deemed furnished to the

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Administrative Agent when available free of charge on the Guarantor’s website at http://www.rclinvestor.com or the website of the U.S. Securities and Exchange Commission at http://www.sec.gov.

SECTION 7.1.2. Approvals and Other Consents. Each Loan Party will obtain (or cause to be obtained) all such governmental licenses, authorizations, consents, permits and approvals as may be required for (a) such Loan Party to perform its obligations under this Agreement and the other Loan Documents to which it is a party and (b) except to the extent that failure to obtain (or cause to be obtained) such governmental licenses, authorizations, consents, permits and approvals would not be expected to have a Material Adverse Effect, the operation of each Vessel in compliance with all applicable laws.

SECTION 7.1.3. Compliance with Laws, etc. Each Loan Party will, and will cause each of its Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations and orders, except (other than as described in clause (a) below) to the extent that the failure to so comply would not have a Material Adverse Effect, which compliance shall in any case include (but not be limited to):

(a) in the case of each of such Loan Party and the Principal Subsidiaries, the maintenance and preservation of its corporate existence (subject to the provisions of Section 7.2.6);

(b) in the case of the Guarantor, maintenance of its qualification as a foreign corporation in the State of Florida;

(c) the payment, before the same become delinquent, of all taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent being diligently contested in good faith by appropriate proceedings; and

(d) compliance with all applicable Environmental Laws.

SECTION 7.1.4. Vessels.

SECTION 7.1.4.A. The Guarantor will (or will cause the applicable Principal Subsidiary to):

(a) cause each Vessel to be chartered exclusively to or operated exclusively by the Guarantor or one of the Guarantor’s wholly-owned Subsidiaries, provided that the Guarantor or such Subsidiary may charter out (i) any Vessels representing not more than 25% of the berths of all Vessels to entities other than the Guarantor and the Guarantor’s wholly-owned Subsidiaries and (ii) any Vessel for a time charter not to exceed one year in duration; and

(b) cause each Vessel to be kept in such condition as will entitle her to classification by a classification society of recognized standing.

SECTION 7.1.4.B. The Borrower will cause the Purchased Vessel to be exclusively operated by or chartered to the Guarantor or one of the Guarantor’s wholly-owned

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Subsidiaries, provided that the Guarantor or such wholly-owned Subsidiary may charter out the Purchased Vessel on a time charter with a stated duration not in excess of one year.

SECTION 7.1.5. Insurance. The Guarantor will, or will cause one or more of its Subsidiaries to, maintain or cause to be maintained with responsible insurance companies insurance with respect to all of the material properties and operations of each Loan Party and each Principal Subsidiary against such casualties, third-party liabilities and contingencies and in such amounts as is customary for other businesses of similar size in the passenger cruise line industry (provided that in no event will the Guarantor or any Subsidiary be required to obtain any business interruption, loss of hire or delay in delivery insurance) and will, upon request of the Administrative Agent, furnish to the Administrative Agent (with sufficient copies for distribution to each Lender) at reasonable intervals a certificate of a senior officer of the Guarantor setting forth the nature and extent of all insurance maintained by the Guarantor and the Subsidiaries and certifying as to compliance with this Section.

SECTION 7.1.6. Books and Records. The Guarantor will, and will cause each of its Principal Subsidiaries (including the Borrower) to, keep books and records that accurately reflect all of its business affairs and transactions and permit the Administrative Agent and each Lender or any of their respective representatives, at reasonable times and intervals, to visit each of its offices, to discuss its financial matters with its officers and to examine any of its books or other corporate records.

SECTION 7.2. Negative Covenants. Each Loan Party agrees with the Administrative Agent and each Lender that, until all Commitments have terminated and all Obligations have been paid and performed in full, such Loan Party will perform its obligations applicable to it set forth in this Section 7.2.

SECTION 7.2.1. Business Activities.

SECTION 7.2.1.A. The Guarantor will not, and will not permit any of its Subsidiaries to, engage in any business activity other than those engaged in by the Guarantor and its Subsidiaries on the date hereof and other business activities reasonably related thereto.

SECTION 7.2.1.B. The Borrower will not engage in any business activity other than the ownership, operation and chartering of the Purchased Vessel and other business activities reasonably related thereto.

SECTION 7.2.2. Indebtedness.

SECTION 7.2.2.A. The Guarantor will not permit any of the Existing Principal Subsidiaries to create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, the following:

(a) Indebtedness secured by Liens of the type described in Section 7.2.3.A;

(b) Indebtedness owing to the Guarantor or a wholly owned direct or indirect Subsidiary of the Guarantor;

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(c) Indebtedness incurred to finance, refinance or refund the cost (including the cost of construction) of assets acquired after the initial Closing Date;

(d) Indebtedness in an aggregate principal amount not to exceed the amount specified therefor in Section 7.2.3.A(c) at any time outstanding; and

(e) any Existing Debt.

SECTION 7.2.2.B. The Borrower will not create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, the following:

(a) Indebtedness under this Agreement and the Notes and Indebtedness secured by Liens of the type described in Section 7.2.3.B;

(b) Indebtedness owing to the Guarantor or a wholly owned direct or indirect Subsidiary of the Guarantor; and

(c) Indebtedness in an aggregate outstanding amount not to exceed $25,000,000 at any time.

SECTION 7.2.3. Liens.

SECTION 7.2.3.A. The Guarantor will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

(a) Liens on the vessel BRILLIANCE OF THE SEAS existing as of the Effective Date and securing the Existing Debt (and any Lien on BRILLIANCE OF THE SEAS securing any refinancing of the Existing Debt, so long as such Vessel was subject to a Lien securing the Indebtedness being refinanced immediately prior to such refinancing);

(b) Liens on assets (including, without limitation, shares of capital stock of corporations and assets owned by any corporation that becomes a Subsidiary of the Guarantor after the Effective Date) acquired after the Effective Date (whether by purchase, construction or otherwise) by the Guarantor or any of its Subsidiaries (other than (x) an Existing Principal Subsidiary or (y) any other Principal Subsidiary which, at any time, after three months after the acquisition of a Vessel, owns a Vessel free of any mortgage Lien), which Liens were created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such assets, so long as (i) the acquisition of such assets is not otherwise prohibited by the terms of this Agreement and (ii) each such Lien is created within three months after the acquisition of the relevant assets;

(c) in addition to other Liens permitted under this Section 7.2.3.A, Liens securing Indebtedness in an aggregate principal amount, together with (but without duplication of) Indebtedness permitted under Section 7.2.2.A(d), at any one time outstanding not exceeding the greater of (determined at the time of creation of such Lien or the incurrence by any Existing Principal Subsidiary of such indebtedness, as applicable) (x)

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3.5% of the total assets of the Guarantor and its Subsidiaries taken as a whole as determined in accordance with GAAP as at the last day of the most recent ended Fiscal Quarter or (y) $225,000,000, provided that, with respect to each such item of Indebtedness, the fair market value of the assets subject to Liens securing such Indebtedness (determined at the time of the creation of such Lien) shall not exceed two times the aggregate principal amount of such Indebtedness (and for purposes of this clause (c), the fair market value of any assets shall be determined by (i) in the case of any Vessel, by an Approved Appraiser selected by the Guarantor and (ii) in the case of any other assets, by an officer of the Guarantor or by the board of directors of the Guarantor);

(d) Liens on assets acquired after the Effective Date by the Guarantor or any of its Subsidiaries (other than by (x) any Subsidiary that is an Existing Principal Subsidiary or (y) any other Principal Subsidiary which, at any time, owns a Vessel free of any mortgage Lien) so long as (i) the acquisition of such assets is not otherwise prohibited by the terms of this Agreement and (ii) each of such Liens existed on such assets before the time of its acquisition and was not created by the Guarantor or any of its Subsidiaries in anticipation thereof;

(e) Liens on any asset of any corporation that becomes a Subsidiary of the Guarantor (other than a corporation that also becomes a Subsidiary of an Existing Principal Subsidiary) after the Effective Date so long as (i) the acquisition or creation of such corporation by the Guarantor is not otherwise prohibited by the terms of this Agreement and (ii) such Liens are in existence at the time such corporation becomes a Subsidiary of the Guarantor and were not created by the Guarantor or any of its Subsidiaries in anticipation thereof;

(f) Liens securing Government-related Obligations of the Guarantor or its Subsidiaries;(g) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings;

(h) Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being diligently contested in good faith by appropriate proceedings;

(i) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits;

(j) Liens for current crew’s wages and salvage;

(k) Liens arising by operation of law as the result of the furnishing of necessaries for any Vessel so long as the same are discharged in the ordinary course of business or are being diligently contested in good faith by appropriate proceedings; and

(l) Liens on Vessels that:

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(i)        secure obligations covered (or reasonably expected to be covered) by insurance;

(ii)       were incurred in the course of or incidental to trading such Vessel in connection with repairs or other work to such Vessel; or

(iii)      were incurred in connection with work to such Vessel that is required to be performed pursuant to applicable law, rule, regulation or order;

provided that, in each case described in this clause (l), such Liens are either (x) discharged in the ordinary course of business or (y) being diligently contested in good faith by appropriate proceedings.

SECTION 7.2.3.B. The Borrower will not create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

(a) Liens securing Government-related Obligations of the Borrower;

(b) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings;

(c) Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being diligently contested in good faith by appropriate proceedings;

(d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits;

(e) Liens for current crew’s wages and salvage;

(f) Liens arising by operation of law as the result of the furnishing of necessaries for the Purchased Vessel so long as the same are discharged in the ordinary course of business or are being diligently contested in good faith by appropriate proceedings;

(g) Liens on the Purchased Vessel that:

(i)        secure obligations covered (or reasonably expected to be covered) by insurance;

(ii)       were incurred in the course of or incidental to trading the Purchased Vessel in connection with repairs or other work to the Purchased Vessel; or

(iii)      were incurred in connection with work to the Purchased Vessel that is required to be performed pursuant to applicable law, rule, regulation or order;

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provided that, in each case described in this clause (g), such Liens are either (x) discharged in the ordinary course of business or (y) being diligently contested in good faith by appropriate proceedings; and

(h) Liens securing obligations in an aggregate outstanding amount not to exceed $25,000,000 at any time.

SECTION 7.2.4. Financial Condition. The Guarantor will not permit:

(a) Net Debt to Capitalization Ratio, as at the end of any Fiscal Quarter, to be greater than 0.625 to 1.

(b) Fixed Charge Coverage Ratio to be less than 1.25 to 1 as at the last day of any Fiscal Quarter.

(c) Stockholders’ Equity to be less than, as at the last day of any Fiscal Quarter, the sum of (i) $4,150,000,000 plus (ii) 50% of the consolidated net income of the Guarantor and its Subsidiaries for the period commencing on January 1, 2007 and ending on the last day of the Fiscal Quarter most recently ended (treated for these purposes as a single accounting period, but in any event excluding any Fiscal Quarters for which the Guarantor and its Subsidiaries have a consolidated net loss).

SECTION 7.2.5. Investments.

SECTION 7.2.5.A. The Guarantor will not permit any of the Principal Subsidiaries to make, incur, assume or suffer to exist any Investment in any other Person other than

(a) the Guarantor or any direct or indirect wholly owned Subsidiary of the Guarantor; and

(b) other Investments by the Principal Subsidiaries in an aggregate amount not to exceed $25,000,000 at any time outstanding.

SECTION 7.2.5.B. The Borrower will not make, incur, assume or suffer to exist any Investment in any other Person other than:

(a) Investments in the Guarantor or any direct or indirect wholly-owned Subsidiary of the Guarantor and

(b) Investments in an aggregate amount not to exceed $25,000,000 at any time outstanding.

SECTION 7.2.6. Consolidation, Merger, etc.

SECTION 7.2.6.A. The Guarantor will not, and will not permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other corporation, or purchase or otherwise acquire all or substantially all of the assets of any Person except:

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(a) any such Subsidiary may liquidate or dissolve voluntarily into, and may merge with and into, the Guarantor or any other Subsidiary, and the assets or stock of any Subsidiary may be purchased or otherwise acquired by the Guarantor or any other Subsidiary; and

(b) so long as no Default has occurred and is continuing or would occur after giving effect thereto, the Guarantor or any of its Subsidiaries may merge into any other Person, or any other Person may merge into the Guarantor or any such Subsidiary, or the Guarantor or any of its Subsidiaries may purchase or otherwise acquire all or substantially all of the assets of any Person, in each case so long as:

(i)        after giving effect thereto, the Stockholders’ Equity of the Guarantor and its Subsidiaries is at least equal to 90% of such Stockholders’ Equity immediately prior thereto; and

(ii)       in the case of a merger involving the Guarantor where the Guarantor is not the surviving corporation, the surviving corporation shall have assumed in a writing, delivered to the Administrative Agent, all of the Guarantor’s obligations hereunder and under the other Loan Documents to which it is a party.

SECTION 7.2.6.B. The Borrower will not liquidate or dissolve, consolidate with, or merge into or with, any other corporation, or purchase or otherwise acquire all or substantially all of the assets of any Person without the prior written consent (not to be unreasonably withheld) of the Required Lenders and Finnvera.

SECTION 7.2.7. Asset Dispositions, etc. The Guarantor will not, and will not permit any of its Subsidiaries to, sell, transfer, contribute or otherwise convey, or grant options, warrants or other rights with respect to, any material asset (including accounts receivable and capital stock of Principal Subsidiaries) to any Person, except:

(a) sales of assets (including, without limitation, Vessels) so long as:

(i)        the aggregate net book value of all such assets sold during each 12-month period commencing on the Effective Date, and each anniversary of the Effective Date, does not exceed an amount equal to the greater of (x) 7.5% of Stockholders’ Equity as at the end of the last Fiscal Quarter, and (y) $250,000,000, provided however, that in no event shall the aggregate net book value of fixed assets disposed over the life of the Agreement (determined as of the date of any such sale) exceed 25% of Stockholders’ Equity as at the end of the most recently completed fiscal quarter; and

(ii)       to the extent any asset has a fair market value in excess of $25,000,000 the Guarantor or Subsidiary selling such asset receives consideration therefor at least equal to the fair market value thereof (as determined in good faith by (x) in the case of any Vessel, the board of directors of the Guarantor and (y) in the case of any other asset, an officer of the Guarantor or its board of directors);

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(b) sales of capital stock of any Principal Subsidiary of the Guarantor so long as a sale of all of the assets of such Subsidiary would be permitted under the foregoing clause (a);

(c) sales of capital stock of any Subsidiary other than a Principal Subsidiary;

(d) sales of other assets in the ordinary course of business; and

(e) sales of assets between or among the Guarantor and Subsidiaries of the Borrower.

SECTION 7.2.8. Transactions with Affiliates. The Guarantor will not, and will not permit any of the Principal Subsidiaries to, enter into, or cause, suffer or permit to exist any arrangement or contract with any of its Affiliates (other than arrangements or contracts among the Guarantor and its wholly-owned Subsidiaries) unless such arrangement or contract is on an arms’-length basis, provided that, to the extent that the aggregate fair value of the goods furnished or to be furnished or the services performed or to be performed under all such contracts or arrangements in any one Fiscal Year does not exceed $25,000,000, such contracts or arrangements shall not be subject to this Section 7.2.8.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.1. Listing of Events of Default. Each of the following events or occurrences described in this Section 8.1 shall constitute an “Event of Default”.

SECTION 8.1.1. Non-Payment of Obligations. Any Loan Party shall default in the payment when due of any principal of or interest on any Loan, any Commitment Fee, the fees provided for in Section 11.8, the Finnvera Guarantee Premium or the Residual Risk Guarantee Premium, provided that in the case of a default in the payment of interest on any Loan, any Commitment Fee, the Finnvera Guarantee Premium or the Residual Risk Guarantee Premium, such default shall continue unremedied for a period of at least two Business Days after notice thereof shall have been given to the Borrower by the Administrative Agent, and in the case of any other amount (other than payment of principal of any Loan), such default shall continue unremedied for a period of at least ten days after notice thereof shall have been given to the Borrower by the Administrative Agent.

SECTION 8.1.2. Breach of Warranty. Any representation or warranty of any Loan Party made or deemed to be made hereunder (including any certificates delivered pursuant to Article V) is or shall be incorrect when made in any material respect.

SECTION 8.1.3. Non-Performance of Certain Covenants and Obligations. Any Loan Party shall default in the due performance and observance of any other agreement contained herein or in any other Loan Document to which it is a party (other than the covenants set forth in Sections 4.12 and 7.2.4) and such default shall continue unremedied for a period of five days after notice thereof shall have been given to such Loan Party by the Administrative Agent or any Lender (or, if (a) such default is capable of being remedied within 30 days

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(commencing on the first day following such five-day period) and (b) such Loan Party is actively seeking to remedy the same during such period, such default shall continue unremedied for at least 35 days after such notice to such Loan Party).

SECTION 8.1.4. Default on Other Indebtedness. The Guarantor or any of the Principal Subsidiaries shall fail to pay any Indebtedness that is outstanding in a principal amount of at least $50,000,000 (or the equivalent in other currencies) in the aggregate (but excluding Indebtedness hereunder) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument evidencing, securing or relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to cause or permit the holder or holders of such Indebtedness to cause such Indebtedness to become due and payable prior to its scheduled maturity; or any such Indebtedness shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption or by voluntary agreement), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness is required to be made, in each case prior to the scheduled maturity thereof. For purposes of determining Indebtedness for any Hedging Instrument, the principal amount of the obligations under any such instrument at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Guarantor or any Principal Subsidiary would be required to pay if such instrument were terminated at such time.

SECTION 8.1.5. Pension Plans. Any of the following events shall occur with respect to any Pension Plan:

(a) the institution of any steps by the Guarantor, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, the Guarantor or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $50,000,000; or

(b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA and, in each case, such event shall continue unremedied for a period of five Business Days after notice thereof shall have been given to the Guarantor by the Administrative Agent or any Lender (or, if (a) such default is capable of being remedied within 15 days (commencing on the first day of such five-Business-Day period) and (b) the Guarantor is actively seeking to remedy the same during such period, such default shall continue unremedied for at least 15 days).

SECTION 8.1.6. Bankruptcy, Insolvency, etc. Any Loan Party or any of the Principal Subsidiaries (or any of its other Subsidiaries to the extent that the relevant event described below would have a Material Adverse Effect) shall:

(a) generally fail to pay, or admit in writing its inability to pay, its debts as they become due;

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(b) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for it or any of its property, or make a general assignment for the benefit of creditors;

(c) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for it or for a substantial part of its property, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 30 days, provided that such Loan Party hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any relevant proceeding during such 30-day period to preserve, protect and defend their respective rights under the Loan Documents;

(d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Borrower or any of such Subsidiaries, and, if any such case or proceeding is not commenced by the Borrower or such Subsidiary, such case or proceeding shall be consented to or acquiesced in by the Borrower or such Subsidiary or shall result in the entry of an order for relief or shall remain for 30 days undismissed, provided that such Loan Party hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any such case or proceeding during such 30-day period to preserve, protect and defend their respective rights under the Loan Documents; or

(e) take any corporate action authorizing, or in furtherance of, any of the foregoing.

SECTION 8.1.7. Ownership of Principal Subsidiaries. Except as a result of a disposition permitted pursuant to clauses (a) or (b) of Section 7.2.7, the Guarantor shall cease to own beneficially and of record all of the capital stock of each Existing Principal Subsidiary.

SECTION 8.2. Action if Bankruptcy. If any Event of Default described in clauses (b) through (d) of Section 8.1.6 shall occur with respect to any Loan Party, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand.

SECTION 8.3. Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (b) through (d) of Section 8.1.6 with respect to any Loan Party) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent shall at the request, or may with the consent, of the Required Lenders and Finnvera, by notice to the Borrower, declare all of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate.

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ARTICLE IX

PREPAYMENT EVENTS

SECTION 9.1. Listing of Prepayment Events. Each of the following events or occurrences described in this Section 9.1 shall constitute a “Prepayment Event”.

SECTION 9.1.1. Change in Ownership. Any Person other than a member of the Existing Group (a “New Shareholder”) shall acquire (whether through legal or beneficial ownership of capital stock, by contract or otherwise), directly or indirectly, effective control over more than 30% of the Voting Stock and:

(a) the members of the Existing Group have (whether through legal or beneficial ownership of capital stock, by contract or otherwise) in the aggregate, directly or indirectly, effective control over fewer shares of Voting Stock than does such New Shareholder; and

(b) the members of the Existing Group do not collectively have (whether through legal or beneficial ownership of capital stock, by contract or otherwise) the right to elect, or to designate for election, at least a majority of the Board of Directors of the Guarantor.

SECTION 9.1.2. Change in Board. During any period of 24 consecutive months, a majority of the Board of Directors of the Guarantor shall no longer be composed of individuals:

(a) who were members of said Board on the first day of such period; or

(b) whose election or nomination to said Board was approved by a vote of at least two-thirds of the members of said Board who were members of said Board on the first day of such period; or

(c) whose election or nomination to said Board was approved by a vote of at least two-thirds of the members of said Board referred to in the foregoing clauses (a) and (b).

SECTION 9.1.3. Unenforceability. Any Loan Document to which it is a party shall cease to be the legally valid, binding and enforceable obligation of each Loan Party party thereto (in each case, other than with respect to provisions of any Loan Document (i) identified as unenforceable in the form of the opinion of counsel to the Loan Parties set forth as Exhibit D or (ii) that a court of competent jurisdiction has determined are not material) and such event shall continue unremedied for 15 days after notice thereof has been given to the Borrower or the Guarantor by any Lender.

SECTION 9.1.4. Approvals. Any material license, consent, authorization, registration or approval at any time necessary to enable the Guarantor or any Principal Subsidiary to conduct its business shall be revoked, withdrawn or otherwise cease to be in full force and effect, unless the same would not have a Material Adverse Effect.

SECTION 9.1.5. Non-Performance of Certain Covenants and Obligations. Any Loan Party shall default in the due performance and observance of any of the covenants applicable to such Loan Party set forth in Sections 4.12 or 7.2.4.

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SECTION 9.1.6. Judgments. Any judgment or order for the payment of money in excess of $50,000,000 shall be rendered against the Guarantor or any of the Principal Subsidiaries by a court of competent jurisdiction and the Guarantor or such Principal Subsidiary shall have failed to satisfy such judgment and either:

(a) enforcement proceedings in respect of any material assets of the Guarantor or such Principal Subsidiary shall have been commenced by any creditor upon such judgment or order and shall not have been stayed or enjoined within five Business Days after the commencement of such enforcement proceedings; or

(b) there shall be any period of 10 consecutive Business Days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

SECTION 9.1.7. Condemnation, etc. Any Vessel or Vessels shall be condemned or otherwise taken under color of law and the same shall continue unremedied for at least 20 days, unless such condemnation or other taking would not have a Material Adverse Effect.

SECTION 9.1.8. Arrest. Any Vessel or Vessels shall be arrested and the same shall continue unremedied for at least 20 days, unless the same would not have a Material Adverse Effect.

SECTION 9.1.9. Unenforceability of Finnvera Guarantee. The Finnvera Guarantee shall be fully or partially withdrawn, suspended, terminated, revoked or cancelled or shall otherwise cease to be the legally valid, binding and enforceable obligation of Finnvera except if caused solely by the action or inaction of the holder or beneficiary of the Finnvera Guarantee.

SECTION 9.1.10. Change in Ownership of the Borrower. The Guarantor ceases to own beneficially directly or indirectly at least 100% of the issued stock carrying voting rights of the Borrower.

SECTION 9.1.11. Total Loss. The Purchased Vessel is or becomes a Total Loss and the period of one hundred eighty days from such Total Loss has elapsed. “Total Loss” for these purposes shall mean an actual, constructive, agreed, compromised or arranged total loss of the Purchased Vessel or a requisition for title or other compulsory acquisition of the Purchased Vessel otherwise than by requisition for hire.

SECTION 9.1.12. Sale/Disposal of Purchased Vessel. The Purchased Vessel is sold, transferred or otherwise disposed of by the Borrower other than to a wholly-owned Subsidiary of the Guarantor.

SECTION 9.1.13. Delayed Delivery of Purchased Vessel. (a) Within 15 days after the initial Closing Date any Loans have not been utilized to pay for delivery of the Purchased Vessel, unless (i) the Loans have been returned to the Administrative Agent as prepayment in accordance with Section 3.1(a) or 3.7 or (ii) the proceeds of the Loans have been deposited to the account pledged under the Pledge Agreement in accordance with Section 4.12.

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(b) The Loans have not been utilized to pay for delivery of the Purchased Vessel by July 2, 2010.

SECTION 9.1.14. Prepayment Triggered Under Finnvera Guarantee. The Administrative Agent shall have received written notice from Finnvera that a Specified Event (as defined in the Finnvera Guarantee) shall have occurred and be continuing.

SECTION 9.2. Mandatory Prepayment. If any Prepayment Event shall occur and be continuing, the Administrative Agent shall at the request, or may with the consent, of the Required Lenders and Finnvera, by notice to the Borrower (a) require the Borrower to prepay in full on the date of such notice all principal of and interest on the Loans and all other Obligations (and, in such event, the Borrower agrees to so pay the full unpaid amount of each Loan and all accrued and unpaid interest thereon and all other Obligations) and (b) terminate the Commitments (if not theretofore terminated).

ARTICLE X

GUARANTEE

SECTION 10.1 Guarantee. The Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all payment Obligations of the Borrower now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any Lender in enforcing any rights under this Guarantee or any other Loan Document. Without limiting the generality of the foregoing, the Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Administrative Agent or to any Lender under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower.

SECTION 10.2. Guarantee Absolute. The Guarantor guarantees that, to the fullest extent permitted by applicable law, the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any Lender with respect thereto. The Obligations of the Guarantor under or in respect of this Guarantee are independent of the Guaranteed Obligations or any other Obligations of the Borrower under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guarantee, irrespective of whether any action is brought against the Borrower or whether the Borrower is joined in any such action or actions. The liability of the Guarantor under this Guarantee shall be irrevocable, absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following, in each case, to the fullest extent permitted by applicable law:

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(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)       any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of the Borrower under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or any of its Subsidiaries or otherwise;

(c)       any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d)       any manner of application of any collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other Obligations of the Borrower under the Loan Documents or any other assets of the Borrower or any other assets of the Borrower or any of its Subsidiaries;

(e)       any change, restructuring or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries;

(f)        any failure of the Administrative Agent or any Lender to disclose to the Guarantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower now or hereafter known to such party (the Guarantor waiving any duty on the part of the other parties hereto to disclose such information);

(g)       the failure of any other Person to execute or deliver any other guaranty or agreement or the release or reduction of liability of any other guarantor or surety with respect to the Guaranteed Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, the Guarantor or any other guarantor or surety.

This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Person upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

SECTION 10.3. Waivers and Acknowledgments.

(a) The Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with

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respect to any of the Guaranteed Obligations and this Guarantee and any requirement that the Administrative Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against the Borrower or any other Person.

(b) The Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guarantee and acknowledges that this Guarantee is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) The Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Administrative Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Guarantor or other rights of the Guarantor to proceed against the Borrower, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of the Guarantor hereunder.

(d) The Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Administrative Agent or any Lender to disclose to the Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any of its Subsidiaries or the Borrower now or hereafter known by the Administrative Agent or such Lender, as applicable.

(e) The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 10.2 and this Section 10.3 are knowingly made in contemplation of such benefits.

SECTION 10.4. Subrogation. The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower that arise from the existence, payment, performance or enforcement of the Guarantor’s Obligations under or in respect of this Guarantee or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender or the Administrative Agent against the Borrower, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guarantee shall have been paid in full in cash and the Commitments shall have expired or been terminated. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the later of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guarantee and (b) the expiration or termination of the Commitments, such amount shall be received and held in trust for the benefit of the Lenders and the Administrative Agent, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the

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Guaranteed Obligations and all other amounts payable under this Guarantee, whether matured or unmatured, in accordance with the terms of the Loan Documents. If (i) the Guarantor shall make payment to the Administrative Agent or any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guarantee shall have been paid in full in cash and (iii) the Commitments shall have expired or been terminated, the Administrative Agent will, at the Guarantor’s request and expense, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by the Guarantor pursuant to this Guarantee.

SECTION 10.5. Subordination. The Guarantor hereby subordinates, and shall cause each of its Subsidiaries to subordinate, any and all debts, liabilities and other Obligations owed to the Guarantor or any such Subsidiary, as the case may be, by the Borrower (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 10.5:

(a) Prohibited Payments, Etc. Except during the continuance of an Event of Default under Sections 8.1.1 or 8.1.6 (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to the Borrower), the Guarantor and its Subsidiaries may receive payments from the Borrower on account of the Subordinated Obligations. After the occurrence and during the continuance of an Event of Default pursuant to Sections 8.1.1 or 8.1.6 (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to the Borrower), unless the Required Lenders otherwise agree, the Guarantor and its Subsidiaries shall not demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b)       Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to the Borrower, the Guarantor agrees that the Administrative Agent and the Lenders shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before the Guarantor or any of its Subsidiaries receive payment of any Subordinated Obligations.

(c)       Turn-Over. After the occurrence and during the continuance of an Event of Default pursuant to Sections 8.1.1 or 8.1.6 (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to the Borrower), the Guarantor and its Subsidiaries shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Lenders and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of the Guarantor under the other provisions of this Guarantee.

(d)       Administrative Agent Authorization. After the occurrence and during the continuance of an Event of Default pursuant to Sections 8.1.1 or 8.1.6 (including the commencement and continuation of any proceeding under any Bankruptcy Law relating

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to the Borrower), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of the Guarantor and its Subsidiaries, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require the Guarantor and its Subsidiaries (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

(e)       Liens. The Guarantor hereby subordinates, and shall cause each of its Subsidiaries to subordinate, any and all present and future Liens of the Guarantor or any such Subsidiary, as the case may be, on the Purchased Vessel or any other property or assets of the Borrower, to any and all present and future Liens of the Lenders, or any security trustee acting on their behalf granted to secure the Obligations of the Borrower under the Loan Documents (the “Senior Indebtedness”), notwithstanding the respective times of attachment of the interests of the Lenders, the Guarantor or its Subsidiaries, or the respective times that the Subordinated Obligations or the Senior Indebtedness arise or are incurred.

SECTION 10.6. Continuing Guarantee; Assignments. This Guarantee is a continuing guarantee and shall (a) remain in full force and effect until the later of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guarantee and (ii) the termination or expiration of the Commitments, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Administrative Agent and the Lenders and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, the Administrative Agent or any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such assignor herein or otherwise, in each case as and to the extent provided in Section 12.11.1. The Guarantor shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

ARTICLE XI

THE ADMINISTRATIVE AGENT

SECTION 11.1. Actions. Each Lender hereby appoints BNPP, as its agent under and for purposes of this Agreement, the Notes and each other Loan Document. Each Lender authorizes the Administrative Agent to act on behalf of such Lender under this Agreement, the Notes and each other Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) the

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Administrative Agent, each of its Affiliates and their respective officers, advisors, directors and employees, according to such Lender’s pro rata share of the Loans (determined using the Equivalent in Dollars of any portion of the Loans denominated in Euro), from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel) that may be incurred by or asserted or awarded against, the Administrative Agent in any way relating to or arising out of this Agreement, the Notes and any other Loan Document or any action taken or omitted by the Administrative Agent under this Agreement, the Notes or any other Loan Document; provided that no Lender shall be liable for the payment of any portion of such claims, damages, losses, liabilities and expenses which have resulted from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share (determined using the Equivalent in Dollars of any portion of the Commitment Amount or Loans that is denominated in Euro) of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any such indemnified costs, this Section applies whether any such investigation, litigation or proceeding is brought by the Administrative Agent, any Lender or a third party. The Administrative Agent shall not be required to take any action hereunder, under the Notes or under any other Loan Document, or to prosecute or defend any suit in respect of this Agreement, the Notes or any other Loan Document, unless it is expressly required to do so under this Agreement or is indemnified hereunder to its satisfaction. If any indemnity in favor of the Administrative Agent shall be or become, in the Administrative Agent’s reasonable determination, inadequate, the Administrative Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.

SECTION 11.2. Funding Reliance, etc. Unless the Administrative Agent shall have been notified by telephone, confirmed in writing, by any Lender by 5:00 p.m., London time, on the day prior to a Borrowing that such Lender will not make available the amount which would constitute its pro rata share of such Borrowing on the date specified therefor, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent and, in reliance upon such assumption, may make available to the Borrower a corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Administrative Agent, such Lender and the Borrower severally agree to repay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Administrative Agent made such amount available to the Borrower to the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to Loans comprising the Borrowing.

SECTION 11.3. Exculpation. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable to any Lender or Finnvera for any action taken or omitted to be taken by it under this Agreement or any other Loan Document, or in connection herewith or therewith, except for its own willful misconduct or gross negligence. Without limitation of the generality of the foregoing, the Administrative Agent (i) may treat the payee of

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any Note as the holder thereof until the Administrative Agent receives and accepts a Lender Assignment Agreement entered into by the Lender that is the payee of such Note, as assignor, and an Assignee Lender as provided in Section 12.11.1; (ii) may consult with legal counsel (including counsel for the Loan Parties), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it and in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of this Agreement on the part of any Loan Party or the existence at any time of any Default or Prepayment Event or to inspect the property (including the books and records) of any Loan Party; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto and (vi) shall incur no liability under or in respect of this Agreement by action upon any notice, consent, certificate or other instrument or writing (which may be by telecopier) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 11.4. Successor. The Administrative Agent may resign as such at any time upon at least 30 days’ prior notice to the Guarantor and all Lenders, provided that any such resignation shall not become effective until a successor Administrative Agent for such resigning Administrative Agent has been appointed as provided in this Section 11.4 and such successor Administrative Agent has accepted such appointment. If the Administrative Agent at any time shall resign, the Required Lenders shall, subject to the consent of the Guarantor and FEC, in its capacity as Tranche A Lender (such consent not to be unreasonably withheld in either case), appoint another Lender as a successor to the Administrative Agent which shall thereupon become the Administrative Agent’s successor hereunder (provided that the Required Lenders shall, subject to the consent of the Guarantor unless an Event of Default or a Prepayment Event shall have occurred and be continuing (such consent not to be unreasonably withheld) and subject also to the consent of Finnvera (such consent not to be unreasonably withheld) offer to each of the other Tranche B Lenders in turn, in the order of their respective Commitment Amounts, the right to become successor Administrative Agent). If no successor Administrative Agent for the resigning Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the resigning Administrative Agent’s giving notice of resignation, then the resigning Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be one of the Lenders or a commercial banking institution having a combined capital and surplus of at least $500,000,000 (or the equivalent in other currencies), subject, in each case, to the consent of the Guarantor and FEC, in its capacity as Tranche A Lender (such consent not to be unreasonably withheld in either case). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall be entitled to receive from the resigning Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the resigning Administrative Agent, and the resigning Administrative Agent shall be discharged from its duties and obligations under this Agreement. If no successor shall have accepted its appointment as Administrative Agent hereunder within 30 days after the resignation of the resigning

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Administrative Agent then the Required Lenders shall cooperate in good faith to execute the duties of the Administrative Agent hereunder and under the Supplemental Agreement and the other Loan Documents and shall be entitled to the rights and indemnities of the Administrative Agent hereunder and the resigning Administrative Agent’s resignation shall be effective upon such date and it shall thereupon be discharged from all of its duties and obligations under this Agreement and the other Loan Documents. After any resigning Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of:

(a) this Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement; and

(b) Section 12.3 and Section 12.4 shall continue to inure to its benefit.

If a Lender acting as the Administrative Agent assigns its Loan to one of its Affiliates, the Administrative Agent may, subject to the consent of the Guarantor (such consent not to be unreasonably withheld) assign its rights and obligations as Administrative Agent to such Affiliate.

SECTION 11.5. Loans by the Administrative Agent. The Administrative Agent shall have the same rights and powers with respect to (x) the Loan made by it or any of its Affiliates, and (y) the Note held by it or any of its Affiliates as any other Lender and may exercise the same as if it were not the Administrative Agent. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with any Loan Party or any Subsidiary or Affiliate of a Loan Party as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders. The Administrative Agent shall not have any duty to disclose information obtained or received by it or any of its Affiliates relating to any Loan Party or its Subsidiaries to the extent such information was obtained or received in any capacity other than as the Administrative Agent.

SECTION 11.6. Credit Decisions. Each Lender acknowledges that it has, independently of the Administrative Agent, each other Agent and each other Lender, and based on such Lender’s review of the financial information of each Loan Party, this Agreement, the other Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitment. Each Lender also acknowledges that it will, independently of the Administrative Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document.

SECTION 11.7. Copies, etc. The Administrative Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Administrative Agent by any Loan Party pursuant to the terms of this Agreement (unless concurrently delivered to the Lenders by such Loan Party). The Administrative Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by the Administrative Agent from each Loan Party for distribution to the Lenders by the Administrative Agent in accordance with the terms of this Agreement. The Administrative Agent (a) shall give prompt notice to Finnvera of any approvals of Finnvera requested by any

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Loan Party or Lender pursuant to the terms of this Agreement, (b) shall provide Finnvera copies of (i) all amendments, waivers or other modifications to this Agreement and (ii) all information related to any Loan Party requested by Finnvera to the extent such information is received from a Loan Party and (d) shall give prompt notice to Finnvera of the termination of this Agreement and any prepayment of the Loans hereunder.

SECTION 11.8. Agency Fee. The Guarantor agrees to pay to the Administrative Agent for its own account an annual agency fee in an amount, and at such times, heretofore agreed to in writing between the Guarantor and the Administrative Agent.

ARTICLE XII

MISCELLANEOUS PROVISIONS

SECTION 12.1. Waivers, Amendments, etc. The provisions of this Agreement may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by each Loan Party, the Required Lenders and Finnvera (in the case of Finnvera, such consent not to be unreasonably withheld or delayed); provided that no such amendment, modification or waiver which would:

(a) modify this Section 12.1, change the definition of “Required Lenders”, release the Guarantor from its obligations under Article X or waive compliance with any such obligations, modify any requirement hereunder that any particular action be taken by all the Lenders or by the Required Lenders shall be effective unless consented to by each Lender and Finnvera;

(b) increase the Commitment of any Lender, reduce any fees described in Article III, extend any date fixed for payment, extend the due date for, or reduce the amount of, any scheduled repayment or prepayment of principal of or interest on any Loan (or reduce the principal amount of or rate of interest on any Loan) shall be made without the consent of each Lender affected thereby and Finnvera; or

(c) affect the interests, rights or obligations of the Administrative Agent in its capacity as such shall be made without consent of the Administrative Agent.

No failure or delay on the part of the Administrative Agent or any Lender in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on any Loan Party in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Administrative Agent or any Lender under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

SECTION 12.2. Notices. (a) All notices and other communications provided to any party hereto under this Agreement shall be in writing or by facsimile and addressed, delivered or transmitted to such party at its address, or facsimile number set forth below its signature hereto

NYDOCS02/877859.5	63

or set forth in the Lender Assignment Agreement or such Loan Document or at such other address, or facsimile number as may be designated by such party in a notice to the other parties; provided that notices, information, documents and other materials that any Loan Party is required to deliver hereunder may be delivered to the Administrative Agent and the Lenders as specified in Section 12.2(b). Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received.

(b)             So long as BNPP is the Administrative Agent, each Loan Party may provide to the Administrative Agent all information, documents and other materials that it furnishes to the Administrative Agent hereunder or any other Loan Document (and any guaranties, security agreements and other agreements relating thereto), including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other materials, but excluding any such communication that (i) relates to a request for a Borrowing, (ii) relates to the payment of any principal or other amount due hereunder or any other Loan Document prior to the scheduled date therefor, (iii) provides notice of any Default or Prepayment Event or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of the Agreement and/or a Borrowing (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to john.dipple@bnpparibas.com; provided that any Communication requested pursuant to Section 7.1.1.B(h) shall be in a format acceptable to the Borrower and the Administrative Agent.

(1)       Each Loan Party agrees that the Administrative Agent may make such items included in the Communications as the Guarantor may specifically agree available to the Lenders by posting such notices, at the option of the Guarantor, on Intralinks (the “Platform”). Although the primary web portal is secured with a dual firewall and a User ID/Password Authorization System and the Platform is secured through a single user per deal authorization method whereby each user may access the Platform only on a deal-by-deal basis, each Loan Party acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.

(2)       The Administrative Agent agrees that the receipt of Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of such Communications to the Administrative Agent for purposes hereunder and any other Loan Document (and any guaranties, security agreements and other agreements relating thereto).

(c)             Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such Communications to such Lender for purposes of this Agreement. Each Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) of such Lender’s e-mail address to which a Notice may be sent by electronic

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transmission on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

(d)             Patriot Act. Each Lender hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”)), that it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.

SECTION 12.3. Payment of Costs and Expenses. The Borrower agrees to pay on demand all reasonable expenses of FEC as assignee, Finnvera and the Administrative Agent (including the reasonable fees and out-of-pocket expenses of counsel to FEC as assignee, counsel to the Administrative Agent and counsel to Finnvera and of local counsel, if any, who may be retained by counsel to FEC as assignee, counsel to the Administrative Agent or counsel to Finnvera) in connection with the preparation, execution and delivery of, and any amendments, waivers, consents, supplements or other modifications to, this Agreement or any other Loan Document. The Borrower further agrees to pay, and to save the Administrative Agent, Finnvera and the Lenders harmless from all liability for, any stamp, recording, documentary or other similar taxes which may be payable in connection with the execution or delivery of this Agreement and the other Loan Documents, the borrowings hereunder or the issuance of the Notes or any other Loan Documents. The Borrower also agrees to reimburse the Administrative Agent, Finnvera and each Lender upon demand for all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Administrative Agent, Finnvera or such Lender in connection with (x) the negotiation of any restructuring or “work-out”, whether or not consummated, of any Obligations and (y) the enforcement of any Obligations or the rights of the Administrative Agent and Finnvera under or in connection with the Loan Documents.

SECTION 12.4. Indemnification. In consideration of the execution and delivery of this Agreement and the other Loan Documents by the Administrative Agent, Finnvera and each Lender and the extension of the Commitments, the Borrower hereby indemnifies and holds harmless the Administrative Agent, Finnvera, each Lender and each of their respective Affiliates and their respective officers, advisors, directors and employees (collectively, the “Indemnified Parties”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case arising out of or in connection with or by reason of this Agreement, the Notes or the other Loan Documents or the transactions contemplated hereby (including, without limitation, any Taxes (as defined in the Finnvera Guarantee) arising as a result of payments made to Finnvera by the Administrative Agent acting as the Guarantee Holder under the Finnvera Guarantee) or thereby or any actual or proposed use of the proceeds of the Loans (collectively, the “Indemnified Liabilities”), except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such

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investigation, litigation or proceeding is brought by any Loan Party, any of its directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto. Each Indemnified Party shall (a) furnish the Borrower with prompt notice of any action, suit or other claim covered by this Section 12.4, (b) not agree to any settlement or compromise of any such action, suit or claim without the Borrower’s prior consent, (c) shall cooperate fully in the Borrower’s defense of any such action, suit or other claim (provided, that the Borrower shall reimburse such Indemnified Party for its reasonable out-of-pocket expenses incurred pursuant hereto) and (d) at the Borrower’s request, permit the Borrower to assume control of the defense of any such claim, other than regulatory, supervisory or similar investigations, provided that (i) the Borrower acknowledges in writing its obligations to indemnify the Indemnified Party in accordance with the terms herein in connection with such claims, (ii) the Borrower shall keep the Indemnified Party fully informed with respect to the conduct of the defense of such claim, (iii) the Borrower shall consult in good faith with the Indemnified Party (from time to time and before taking any material decision) about the conduct of the defense of such claim, (iv) the Borrower shall conduct the defense of such claim properly and diligently taking into account its own interests and those of the Indemnified Party, (v) the Borrower shall employ counsel reasonably acceptable to the Indemnified Party and at the Borrower’s expense, and (vi) the Borrower shall not enter into a settlement with respect to such claim unless either (A) such settlement involves only the payment of a monetary sum, does not include any performance by or an admission of liability or responsibility on the part of the Indemnified Party, and contains a provision unconditionally releasing the Indemnified Party and each other indemnified party from, and holding all such persons harmless, against, all liability in respect of claims by any releasing party or (B) the Indemnified Party provides written consent to such settlement (such consent not to be unreasonably withheld or delayed). Notwithstanding the Borrower’s election to assume the defense of such action, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such action and the Borrower shall bear the fees, costs and expenses of such separate counsel if (1) the use of counsel chosen by the Borrower to represent the Indemnified Party would present such counsel with an actual or potential conflict of interest, (2) the actual or potential defendants in, or targets of, any such action include both the Borrower and the Indemnified Party, and the Indemnified Party shall have concluded that there may be legal defenses available to it which are different from or additional to those available to the Borrower and determined that it is necessary to employ separate counsel in order to pursue such defenses (in which case the Borrower shall not have the right to assume the defense of such action on the Indemnified Party’s behalf), (3) the Borrower shall not have employed counsel reasonably acceptable to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the institution of such action, or (4) the Borrower authorizes the Indemnified Party to employ separate counsel at the Borrower’s expense. The Borrower acknowledges that none of the Indemnified Parties shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Borrower or any of its security holders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s gross negligence or willful misconduct. In no event, however, shall any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to

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make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

SECTION 12.5. Survival. The obligations of the Loan Parties under Sections 4.3, 4.4, 4.5, 4.6, 4.7, 12.3 and 12.4, and the obligations of the Lenders under Section 11.1, shall in each case survive any termination of this Agreement and the other Loan Documents, the payment in full of all Obligations and the termination of all Commitments. The representations and warranties made by the Loan Parties in this Agreement shall survive the execution and delivery of this Agreement.

SECTION 12.6. Severability. Any provision of this Agreement or the Notes which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 12.7. Headings. The various headings of this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof.

SECTION 12.8. Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of each Loan Party and each Lender (or notice thereof satisfactory to the Administrative Agent and the Guarantor) shall have been received by the Administrative Agent and the Guarantor (or, in the case of any Lender, receipt of signature pages transmitted by facsimile) and notice thereof shall have been given by the Administrative Agent to the Guarantor and each Lender.

SECTION 12.9. Governing Law. THIS AGREEMENT AND EACH NOTE SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER, AND SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.

SECTION 12.10. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided that:

(a) except to the extent permitted under Section 7.2.6, no Loan Party may assign or transfer its rights or obligations hereunder without the prior written consent of the Administrative Agent and all Lenders; and

(b) the rights of sale, assignment and transfer of the Lenders are subject to Section 12.11.

SECTION 12.11. Sale and Transfer of Loans; Participations in Loans. Each Lender may assign, or sell participations in, its Loan and Commitment to one or more other Persons in accordance with this Section 12.11.

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SECTION 12.11.1. Assignments. Any Lender,

(i)                    with the written consents of the Guarantor and the Administrative Agent (which consents shall not be unreasonably delayed or withheld and which consent, in the case of the Guarantor, shall be deemed to have been given in the absence of a written notice delivered by the Guarantor to the Administrative Agent, on or before the fifth Business Day after receipt by the Guarantor of such Lender’s request for consent, stating, in reasonable detail, the reasons why the Guarantor proposes to withhold such consent) may at any time assign and delegate to one or more commercial banks or other financial institutions;

(ii)                   with notice to the Guarantor and the Administrative Agent, but without the consent of the Guarantor or the Administrative Agent, may assign and delegate (A) to any Lender, (B) to any of its Affiliates, (C) Finnvera and, with respect to any portion of the Loans that are indemnified by Finnvera, further to such re-insurer providing any reimbursement of such indemnification to Finnvera, or (D) following the occurrence and during the continuance of an Event of Default or a Prepayment Event to one or more commercial banks or other financial institutions; and

(iii)                  may (without notice to the Guarantor, the Administrative Agent or any other Lender and without payment of any fee) assign and pledge all or any portion of its Loan and any Note to any Federal Reserve Bank as collateral security pursuant to Regulation A of the F.R.S. Board and any Operating Circular issued by such Federal Reserve Bank;

(each Person described in either of the foregoing clauses as being the Person to whom such assignment and delegation is to be made, being hereinafter referred to as an “Assignee Lender”), all or any fraction of such Lender’s Loan and Commitment (which assignment and delegation shall be of a constant, and not a varying, percentage of all the assigning Lender’s Loan and Commitment) in a minimum aggregate amount of $25,000,000 (or, if less, all of such Lender’s Loan and Commitment); provided that no Lender shall assign and delegate all or any fraction of such Lender’s Loan and Commitment without the prior written consent of Finnvera, except that Finnvera’s consent shall not be required for the assignment of the Tranche A Loan to FEC under Section 5.1.5 hereof or an assignment to an Eligible Assignee; provided, further, that each Loan Party and the Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned and delegated to an Assignee Lender until:

(a)       written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee Lender, shall have been given to the Guarantor and the Administrative Agent by such Lender and such Assignee Lender;

(b) Such Assignee Lender shall have executed and delivered to the Guarantor and the Administrative Agent a Lender Assignment Agreement, accepted by the Administrative Agent; and

(c)	the processing fees described below shall have been paid.

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From and after the date that the Administrative Agent accepts such Lender Assignment Agreement, (x) the Assignee Lender thereunder shall be deemed automatically to have become a party hereto and to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee Lender in connection with such Lender Assignment Agreement, shall have the rights and obligations of a Lender hereunder and under the other Loan Documents, and (y) the assignor Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it, shall be released from its obligations hereunder and under the other Loan Documents, other than any obligations arising prior to the effective date of such assignment. In no event shall any Loan Party be required to pay to any Assignee Lender at the time of the relevant assignment any amount under Sections 4.3, 4.4, 4.5, 4.6 and 4.7 that is greater than the amount which it would have been required to pay had no such assignment been made. If requested by the applicable Lender under Section 2.5, within five Business Days after its receipt of notice that the Administrative Agent has received an executed Lender Assignment Agreement, the Guarantor shall execute and deliver to the Administrative Agent (for delivery to the relevant Assignee Lender) a new Note evidencing such Assignee Lender’s assigned Loan and Commitment and, if the assignor Lender has retained any portion of its Loan and a Commitment hereunder, a replacement Note in the principal amount of the portion of the Loan and Commitment retained by the assignor Lender hereunder (such Note to be in exchange for, but not in payment of, that Note then held by such assignor Lender). Each such Note shall be dated the date of the predecessor Note. The assignor Lender shall mark the predecessor Note “exchanged” and deliver it to the Borrower concurrently with the delivery by the Borrower of the new Note(s). Such assignor Lender or such Assignee Lender must also pay a processing fee to the Administrative Agent upon delivery of any Lender Assignment Agreement in the amount of $3,500 (and shall also reimburse the Administrative Agent for any reasonable out-of-pocket costs, including reasonable attorneys’ fees and expenses, incurred in connection with the assignment).

SECTION 12.11.2. Participations. Any Lender may at any time sell to one or more commercial banks or other financial institutions (each of such commercial banks and other financial institutions being herein called a “Participant”) participating interests in any of its Loan, its Commitment, or other interests of such Lender hereunder; provided that no Lender shall sell participating interests in any of its Loan, its Commitment, or other interests of such Lender hereunder without the prior written consent of Finnvera; provided, further, that:

(a) no participation contemplated in this Section 12.11 shall relieve such Lender from its Commitment or its other obligations hereunder;

(b) such Lender shall remain solely responsible for the performance of its Commitment and such other obligations;

(c) the Loan Parties and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents;

(d) no Participant, unless such Participant is an Affiliate of such Lender, shall be entitled to require such Lender to take or refrain from taking any action hereunder or under any other Loan Document, except that such Lender may agree with any Participant

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that such Lender will not, without such Participant’s consent, take any actions of the type described in Section 12.1(c); and

(e) the Loan Parties shall not be required to pay any amount under Sections 4.3, 4.4, 4.5, 4.6 and 4.7 that is greater than the amount which it would have been required to pay had no participating interest been sold.

Each Loan Party acknowledges and agrees that each Participant, for purposes of Sections 4.3, 4.4, 4.5, 4.6 and clause (h) of 7.1.1.B, shall be considered a Lender.

SECTION 12.12. Other Transactions. Nothing contained herein shall preclude the Administrative Agent or any Lender from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with any Loan Party or any of its Affiliates in which such Loan Party or such Affiliate is not restricted hereby from engaging with any other Person.

SECTION 12.13. Forum Selection and Consent to Jurisdiction. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY AND IRREVOCABLY AGREES, TO THE FULLEST EXTENT PERMITTED BY LAW, TO BE BOUND BY ANY FINAL JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. EACH LOAN PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN THE COURTS OF ANY JURISDICTION. TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OF FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH LOAN PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY.

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SECTION 12.14. Process Agent. If at any time any Loan Party ceases to have a place of business in the United States, such Loan Party shall appoint an agent for service of process (reasonably satisfactory to the Administrative Agent) located in New York City and shall furnish to the Administrative Agent evidence that such agent shall have accepted such appointment for a period of time ending no earlier than one year after the latest Stated Maturity Date.

SECTION 12.15. Judgment. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in on currency (the “Primary Currency”) into another currency (the “Secondary Currency”), the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Primary Currency with such Secondary Currency at BNPP’s principal office in London at 11:00 A.M. (London time) on the second Business Day preceding that on which final judgment is given.

(b)             The obligation of any Loan Party in respect of any sum due from it in any Primary Currency to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be), of any sum adjudged to be so due in the Secondary Currency, such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with the Secondary Currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Administrative Agent (as the case may be) in the applicable Primary Currency, each Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Administrative Agent (as the case may be) in the applicable Primary Currency, such Lender or the Administrative Agent (as the case may be) agrees to remit to the applicable Loan Party such excess.

SECTION 12.16. Waiver of Jury Trial. THE ADMINISTRATIVE AGENT, THE LENDERS, THE GUARANTOR AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OTHER PARTY ENTERING INTO THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

OASIS OF THE SEAS INC., as Borrower

By: _________________________

      Title:

Address:	1050 Caribbean Way

Miami, Florida 33132

Facsimile No.: (305) 539-0562

Attention: Treasurer

With a copy to: General Counsel

ROYAL CARIBBEAN CRUISES LTD., as Guarantor

By: _________________________

      Title:

Address:	1050 Caribbean Way

Miami, Florida 33132

Facsimile No.: (305) 539-0562

Attention: Treasurer

With a copy to: General Counsel

RCCL Oasis Credit Agreement

BNP PARIBAS,

as Administrative Agent

By: _________________________

Title:

By: _________________________

Title:

RCCL Oasis Credit Agreement

Commitment	Tranche A Lenders:

$420,000,000	FINNISH EXPORT CREDIT LTD.,
as Tranche A Lender

By: _________________________

Title:

By: _________________________

Title:

Address:	P.O. Box 123
FI-00131 Helsinki, Finland
Facsimile No.: 358 20 460 3501
Attention:	Jyrki Wirtavuori

RCCL Oasis Credit Agreement

Commitment	Tranche B Lenders:

159,429,092 Euro	BNP PARIBAS,
as Tranche B Lender

By: _________________________

Title:

By: _________________________

Title:

Address:	10 Harewood Avenue
London NW1 6AA
United Kingdom
Facsimile No.:	+44 207 595 5686
+44 207 595 6195
Attention:	John Dipple;
Terry Edwards

RCCL Oasis Credit Agreement

Commitment	Tranche B Lenders:

$210,000,000	NORDEA BANK FINLAND PLC, NEW YORK BRANCH,
as Tranche B Lender

By: _________________________

Title:

By: _________________________

Title:

Address:	437 Madison Ave, 21st Floor
New York, NY 10022
Facsimile No.: (212) 421-4420
Attention:	Loan Administration
With a copy to:	Head of Shipping,
Offshore and Oil
Services

RCCL Oasis Credit Agreement

Commitment Tranche B Lenders:

$210,000,000	SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)
as Tranche B Lender

By: _________________________

Title:

By: _________________________

Title:

Address:	Kungstradgardsgatan 8
SE – 106 40 Stockholm
Sweden
Facsimile No.: 46-8 611 0384
Attention:	Annika Forsberg;
Scott Lewallen;
Malcolm Stonehouse

RCCL Oasis Credit Agreement

SCHEDULE I

DISCLOSURE SCHEDULE
Item 6.9 (b): Vessels

Vessel	Owner	Flag
Sovereign	Pullmantur Cruises Sovereign Limited	Malta
Empress	Pullmantur Cruises Empress Limited	Malta
Monarch of the Seas	Monarch of the Seas Inc.	Bahamas
Majesty of the Seas	Majesty of the Seas Inc.	Bahamas
Grandeur of the Seas	Grandeur of the Seas Inc.	Bahamas
Rhapsody of the Seas	Rhapsody of the Seas Inc.	Bahamas
Enchantment of the Seas	Enchantment of the Seas Inc.	Bahamas
Vision of the Seas	Vision of the Seas Inc.	Bahamas
Voyager of the Seas	Voyager of the Seas Inc.	Bahamas
Pacific Dream (f/k/a Island Star)	Pullmantur Cruises Pacific Dream Limited	Malta
Zenith	Pullmantur Cruises Zenith Ltd.	Malta
Celebrity Century	Blue Sapphire Marine Inc.	Bahamas
Mariner of the Seas	Mariner of the Seas Inc.	Bahamas
Celebrity Mercury	Seabrook Maritime Inc.	Bahamas
Millennium	Millennium Inc.	Malta
Explorer of the Seas	Explorer of the Seas Inc.	Bahamas
Celebrity Infinity	Infinity Inc.	Malta
Radiance of the Seas	Radiance of the Seas Inc.	Bahamas
Celebrity Summit	Summit Inc.	Malta
Adventure of the Seas	Adventure of the Seas Inc.	Bahamas
Navigator of the Seas	Navigator of the Seas Inc.	Bahamas
Celebrity Constellation	Constellation Inc.	Malta
Serenade of the Seas	Serenade of the Seas Inc.	Bahamas
Jewel of the Seas	Jewel of the Seas Inc.	Bahamas
Celebrity Xpedition	Islas Galapagos Turismo y Vapores CA	Ecuador
Legend of the Seas	Legend of the Seas Inc.	Bahamas
Splendour of the Seas	Splendour of the Seas Inc.	Bahamas
Freedom of the Seas	Freedom of the Seas Inc.	Bahamas
Azamara Journey	Azamara Journey Inc.	Malta

NYDOCS02/877859.5

Vessel	Owner	Flag
Azamara Quest	Azamara Quest Inc.	Malta
Sky Wonder	Pullmantur Cruises Sky Wonder, Ltd.	Malta
Bleu de France	CDF Bleu de France Limited	Malta
Liberty of the Seas	Liberty of the Seas Inc.	Bahamas
Ocean Dream	Pullmantur Cruises Atlantic Ltd.	Malta
Independence of the Seas	Independence of the Seas Inc.	Bahamas
Celebrity Solstice	Celebrity Solstice Inc.	Malta

Item 6.10: Subsidiaries

Name of the Subsidiary	Jurisdiction of Organization
Jewel of the Seas Inc.*	Liberia
Sovereign of the Seas Shipping Inc.	Liberia
Viking Serenade Inc.	Liberia
Nordic Empress Shipping Inc.	Liberia
Majesty of the Seas Inc.*	Liberia
Monarch of the Seas Inc.*	Liberia
Admiral Management Inc.	Liberia
GG Operations Inc.	Delaware
Island for Science Inc.	Indiana
Labadee Investments Ltd.	Cayman Islands
Societe Labadee Nord, S.A.	Haiti
Royal Caribbean Cruise Line A/S	Norway
Royal Caribbean Merchandise Inc.	Florida
Eastern Steamship Lines Inc.	Liberia
Grandeur of the Seas Inc.*	Liberia
Enchantment of the Seas Inc.*	Liberia
Rhapsody of the Seas Inc.*	Liberia
Vision of the Seas Inc.*	Liberia
Voyager of the Seas Inc.*	Liberia
Explorer of the Seas Inc.*	Liberia
Royal Celebrity Tours Inc.	Delaware
White Sand Inc.	Liberia
Radiance of the Seas Inc.*	Liberia

NYDOCS02/877859.5

Name of the Subsidiary	Jurisdiction of Organization
Adventure of the Seas Inc.*	Liberia
RCL (UK) Ltd.	U.K.
Navigator of the Seas Inc.*	Liberia
Northwest Adventures Inc.	Delaware
Serenade of the Seas Inc.*	Liberia
Royal Beverage Cruise Sales LLC	Delaware
Mariner of the Seas Inc.*	Liberia
Beverage Cruise Sales LLC	Texas
Celebrity Cruise Lines Inc.	Cayman Islands
Celebrity Cruises Holdings Inc.	Liberia
Cruise Mar Shipping Holdings Ltd.	Liberia
Seabrook Maritime Inc.*	Liberia
Esker Marine Shipping Inc.	Liberia
Blue Sapphire Marine Inc.*	Liberia
Fantasia Cruising Inc.	Liberia
Cruise Mar Investment Inc.	Liberia
Universal Cruise Holdings Ltd.	British Virgin Islands
Celebrity Cruises Inc.	Liberia
Fourth Transoceanic Shipping Company Ltd.	Liberia
Zenith Shipping Corporation	Liberia
Millennium Inc.*	Liberia
Infinity Inc.*	Liberia
Summit Inc.*	Liberia
Constellation Inc.*	Liberia
Fifth Transoceanic Shipping Company Ltd.	Liberia
Galapagos Cruises Inc.	Liberia
Islas Galapagos Turismo y Vapores C.A.*	Ecuador
Cape Liberty Cruise Port LLC	Delaware
Legend of the Seas Inc.*	Liberia
Splendour of the Seas Inc.*	Liberia
RCL Investments Ltd.	U.K.
Tenth Avenue Holdings, S.A. de C.V.	Mexico
The Scholar Ship Program LLC	Delaware

NYDOCS02/877859.5

Name of the Subsidiary	Jurisdiction of Organization
Royal Caribbean Cruises Espana S.L.	Spain
Puerto de Cruceros y Marina de las Islas de la Bahia, S.A. de CV.	Honduras
Freedom of the Seas Inc.*	Liberia
RCL Holdings Cooperatief U.A.	The Netherlands
Pullmantur S.A.	Spain
Pullmantur Cruises, S.L.	Spain
Pullmantur Cruises Oceanic Ltd.	Malta
Pullmantur Cruises Blue Dream Ltd.	Malta
Pullmantur Cruises Blue Moon, Ltd.	Malta
Pullmantur Cruises Sky Wonder, Ltd.*	Malta
CDF Bleu de France Limited	Malta
Pullmantur Cruises Ship Management Ltd.	Malta
Pullmantur Ship Management Ltd.	Bahamas
Pullmantur -Turismo E Viagens Unipessoal, LDA.	Portugal
Royal Caribbean Holdings de Espana S.L.	Spain
Royal Caribbean Cruises (Asia) Pte. Ltd	Singapore
Azamara Journey Inc.*	Liberia
Azamara Quest Inc.*	Liberia
Pullmantur Cruises Zenith Limited*	Malta
Pullmantur Cruises Empress Limited*	Malta
Pullmantur Cruises Atlantic Limited*	Malta
Liberty of the Seas Inc.*	Liberia
CDF Croisieres de France S.A.S.	France
RCL Holdings St. Lucia Limited	St. Lucia
St. Kitts Development Company Limited	St. Lucia
Independence of the Seas Inc.*	Liberia
St. Maarten Quarter Development Company N.V.	St. Maarten
Celebrity Solstice Inc.*	Liberia
Oasis of the Seas Inc.	Liberia
Royal Caribbean Cruzeiros (Brasil) Ltda.	Brazil
Celebrity Eclipse Inc.	Liberia
Celebrity Equinox Inc.	Liberia
Celebrity Solstice IV Inc.	Liberia

NYDOCS02/877859.5

Name of the Subsidiary	Jurisdiction of Organization
Celebrity Solstice V Inc.	Liberia
Cruises Turismo Mexico, S.A. de C.V.	Mexico
Pullmantur Cruises Pacific Dream Limited*	Malta
Pullmantur Cruises Sovereign Limited*	Malta
Royal Caribbean Cruises (Australia) Pty. Ltd.	Australia
Sunshine Cruise Holidays Ltd.	U.K.
Falmouth Development Company Limited	St. Lucia
Falmouth Land Company Limited	St. Lucia
Falmouth Port Company Limited	St. Lucia
Falmouth Jamaica Development Company Limited	Jamaica
Falmouth Jamaica Land Company Limited	Jamaica
Falmouth Jamaica Port Company Limited	Jamaica
* Shipholding companies

NYDOCS02/877859.5

SCHEDULE II

Interest Payment Date on or about	Principal Installment Tranche A	Principal Installment Tranche B
	Dollar	Dollar	Euro
Six months after the Closing Date	$17,500,000.00	$17,500,000.00	€6,642,878.83
First anniversary of the Closing Date	$17,500,000.00	$17,500,000.00	€6,642,878.83
Eighteen months after the Closing Date	$17,500,000.00	$17,500,000.00	€6,642,878.83
Second anniversary of the Closing Date	$17,500,000.00	$17,500,000.00	€6,642,878.83
Thirty months after the Closing Date	$17,500,000.00	$17,500,000.00	€6,642,878.83
Third anniversary of the Closing Date	$17,500,000.00	$17,500,000.00	€6,642,878.83
Forty two months after the Closing Date	$17,500,000.00	$17,500,000.00	€6,642,878.83
Fourth anniversary of the Closing Date	$17,500,000.00	$17,500,000.00	€6,642,878.83
Fifty four months after the Closing Date	$17,500,000.00	$17,500,000.00	€6,642,878.83
Fifth anniversary of the Closing Date	$17,500,000.00	$17,500,000.00	€6,642,878.83
Sixty six months after the Closing Date	$17,500,000.00	$17,500,000.00	€6,642,878.83
Sixth anniversary of the Closing Date	$17,500,000.00	$17,500,000.00	€6,642,878.83
Seventy eight months after the Closing Date	$17,500,000.00	$17,500,000.00	€6,642,878.83

NYDOCS02/877859.5

Seventh anniversary of the Closing Date	$17,500,000.00	$17,500,000.00	€6,642,878.83
Ninety months after the Closing Date	$17,500,000.00	$17,500,000.00	€6,642,878.83
Eighth anniversary of the Closing Date	$17,500,000.00	$17,500,000.00	€6,642,878.83
One hundred two months after the Closing Date	$17,500,000.00	$17,500,000.00	€6,642,878.83
Ninth anniversary of the Closing Date	$17,500,000.00	$17,500,000.00	€6,642,878.83
One hundred fourteen months after the Closing Date	$17,500,000.00	$17,500,000.00	€6,642,878.83
Tenth anniversary of the Closing Date	$17,500,000.00	$17,500,000.00	€6,642,878.83
One hundred twenty six months after the Closing Date	$17,500,000.00	$17,500,000.00	€6,642,878.83
Eleventh anniversary of the Closing Date	$17,500,000.00	$17,500,000.00	€6,642,878.83
One hundred thirty eight months after the Closing Date	$17,500,000.00	$17,500,000.00	€6,642,878.83
Stated Maturity Date	Remaining outstanding balance of the Loans	Remaining outstanding balance of the Loans	Remaining outstanding balance of the Loans

NYDOCS02/877859.5

Exhibit B

to Amendment No. 1 To The Credit Agreement

Dated 7 May 2009

as amended and restated

on 9 October 2009

RESIDUAL RISK GUARANTEE

by

BNP PARIBAS

and

NORDEA BANK FINLAND PLC

and

SKANDINAVISKA ENSKILDA BANKEN AB (publ)

in favour of

FINNVERA PLC

C2092534.11

2 (11)

RESIDUAL RISK GUARANTEE

This Residual Risk Guarantee is given on 7 May 2009 as amended and restated on 9 October 2009 by BNP Paribas (“BNPP”), Nordea Bank Finland Plc (“Nordea Bank”) and Skandinaviska Enskilda Banken AB (publ) (“SEB”) (each a “Residual Risk Guarantor” and together the “Residual Risk Guarantors”) in favour of Finnvera plc (“Finnvera”).

A

Pursuant to a credit agreement dated as of 7 May 2009, as amended and restated as of 9 October 2009 (as the same may be amended, restated, supplemented or modified, the “Credit Agreement”), among Oasis of the Seas Inc., a corporation incorporated in Liberia as the Borrower, Royal Caribbean Cruises Ltd., a Liberian corporation (the “Guarantor”), BNPP,  Nordea Bank, SEB and others as may become parties thereto (together, the “Lenders”) and BNPP, as Administrative Agent for the Lenders, the Lenders have agreed, subject to the provisions of the Credit Agreement, to extend to the Borrower Commitments pursuant to which Loans, in a maximum aggregate principal amount not to exceed USD 1,050,000,000 including such amounts in euro as therein provided (the “Facility Amount”), will be made to the Borrower on the Closing Date;

B

The proceeds of such Loans will be used to finance up to 80% of the contract price (including change orders) of the passenger cruise ship to be named “Oasis of the Seas” with the Builder’s Hull No. #1363 built by STX Finland Cruise Oy (formerly known as Aker Yards Oy), Turku, Finland;

C

The Facility Amount is allocated to two tranches; Tranche A in the amount of USD 420,000,000 (the “Tranche A Commitment Amount”) to be made available by Finnish Export Credit Ltd. (the “Tranche A Lender”) and Tranche B in the amount of USD 420,000,000 and EUR 159,429,092 (together, the “Tranche B Commitment Amount”) to be made available by BNPP, Nordea Bank and SEB (together, the “Tranche B Lenders”);

D

Pursuant to the terms and conditions of the Buyer Credit Guarantee Agreement BC 169-05 (including General Conditions for Buyer Credit Guarantees dated 1 March 2004 and referred hereinafter as “General Conditions”), entered into between Finnvera and BNPP as Guarantee Holder (as defined in the Finnvera Guarantee) on 7 May 2009 (the “Finnvera Guarantee”), Finnvera has agreed to assure the Guarantee Holder against one hundred per cent (100%) of the commercial risk and one hundred per cent (100%) of the political risk of the Tranche A Commitment Amount, including interest payable in respect of Tranche A (as defined in the Finnvera Guarantee), and default interest at the rate of 2 % per annum above Tranche A interest rate (all together, the “Finnvera Guaranteed Receivables”), and to indemnify the Guarantee Holder for such costs as defined in clause 11 of the General Conditions (“Costs”);

E

Pursuant to the terms and conditions of the Lender Assignment Agreement, dated 7 May 2009, between Finnish Export Credit Ltd (“FEC”) on one side and BNPP as the Administrative Agent and the Lenders, on the other, and the Supplemental Agreement, dated 7 May 2009, between FEC on one side and BNPP as Administrative Agent and the Lenders, on the other, the Tranche A Commitment Amount has been assigned and transferred to FEC and FEC has agreed to assume the Tranche A Commitment Amount;

F	Pursuant to the terms and conditions of the Finnvera Guarantee Assignment Agreement entered into between FEC and the Guarantee Holder dated 7 May 2009, the Guarantee Holder has assigned to

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FEC all rights to and benefits of Finnvera Guaranteed Receivables under the Finnvera Guarantee in respect of the Tranche A, and

G

The Tranche B Lenders have agreed to provide Finnvera with a residual risk guarantee to cover five per cent (5%) of the Finnvera Guaranteed Receivables and five per cent (5%) of the amount of Costs that represents the proportional amount of Tranche A to the aggregate amount of Tranche A and Tranche B (“Guaranteed Costs”), as may be indemnified by Finnvera from time to time under the Finnvera Guarantee.

1.	Interpretation

1.1.

The terms used in this Residual Risk Guarantee, including its preamble and recitals, shall, when capitalised, except where the context otherwise requires or such terms are differently defined in this Residual Risk Guarantee, have the meanings (such meanings to be equally applicable to the singular and plural forms thereof) as set forth in the Credit Agreement.

1.2.

Any reference in this Residual Risk Guarantee to any legislation (whether primary legislation or regulations or other subsidiary legislation made pursuant to primary legislation) shall be construed as a reference to such legislation as the same may have been, or may from time to time be, amended or re-enacted.

1.3.	Headings and sub-headings are for ease of reference only and shall not affect the construction of this Residual Risk Guarantee.

1.4.	Any reference in this Residual Risk Guarantee to a clause is, unless otherwise stated, to a clause hereof.
2.	Residual Risk Guarantee
2.1.

Each Residual Risk Guarantor hereby, severally and ratably on a one third, equal basis (as to each Residual Risk Guarantor, its “Percentage Interest”) unconditionally and irrevocably agrees to pay on first demand to Finnvera, up to an aggregate amount that corresponds to its Percentage Interest of five per cent (5%) of the Finnvera Guaranteed Receivables and Guaranteed Costs (together, “Residual Risk Guarantee Amount”) paid by Finnvera from time to time as an indemnification, in whole or in part, to the Tranche A Lender and/or the Guarantee Holder, as the case may be, under the Finnvera Guarantee.

2.2.

The obligations of each Residual Risk Guarantor herein contained shall be deemed to be undertaken by each Residual Risk Guarantor as a principal debtor, that is, as for debt of its own (in Finnish: omavelkainen takaus). Each Residual Risk Guarantor waives any right it may have of first requiring Finnvera to proceed against or enforce any other rights or security or claim payment from any person (including but not limited to the other Residual Risk Guarantors, the Guarantee Holder, Tranche A Lender or any Loan Party) before claiming from that the Residual Risk Guarantor under this Residual Risk Guarantee.

2.3.

Any demand for payment under this Residual Risk Guarantee (a “Demand”) shall be made in writing in the form as set out in Schedule 1 (Form of Demand) to this Residual Risk Guarantee and submitted by Finnvera to each Residual Risk Guarantor. Finnvera acting reasonably may make any

4 (11)

number of Demands as it may determine is appropriate provided that any such Demand is delivered to the each Residual Risk Guarantor.
2.4.	A Demand shall:
(a)	state that it concerns a demand for payment under this Residual Risk Guarantee;

(b)

state the payment obligation to which the Demand relates, including the principal and/or interest amount and Payment Date (as defined below), which details shall be verified promptly upon the Residual Risk Guarantor's request;

(c)	confirm that Finnvera has made payment under the Finnvera Guarantee and specify the date of payment (the “Payment Date”); and

(d)	have been received by the relevant Residual Risk Guarantor no later than sixty (60) days from the Payment Date.

2.5.

A Demand with respect to a Residual Risk Guarantor is only valid if it is received by that Residual Risk Guarantor within the period as specified in 2.4 (d) above, and a Residual Risk Guarantor shall not be liable to make any payment hereunder unless a Demand is presented to it within the period as specified in 2.4 (d) above.

2.6.

If any Residual Risk Guarantor becomes aware that Finnvera has made payment under the Finnvera Guarantee, that Residual Risk Guarantor may, at its sole discretion, make payments under this Residual Risk Guarantee without requiring a Demand to be delivered first.

3.	Obligations several

The obligations of the Residual Risk Guarantors hereunder shall be several (and not joint and several) and the obligation of a Residual Risk Guarantor to make payment to Finnvera hereunder shall not exceed the amount that represents its Percentage Interest of the Residual Risk Guarantee Amount.

4.	Taxes and withholding
4.1.

All payments by each Residual Risk Guarantor under this Residual Risk Guarantee will be made without withholding or deduction for, or on account of, any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority ("Taxes") unless the withholding or deduction of Taxes is required by applicable law. In that event the relevant Residual Risk Guarantor (a) will pay such additional amounts as may be necessary to ensure that the amount received by Finnvera after the withholding or deduction shall equal the respective amounts which Finnvera would have received in the absence of the withholding or deduction, (b) will pay directly to the relevant authority the full amount required to be deducted or withheld, (c) will deliver promptly to Finnvera an official receipt or other documentation satisfactory to Finnvera evidencing such payment to such authority, and will indemnify Finnvera against any claim, demand, action, liability, damages, cost, loss or expense (including, without limitation, legal fees and any applicable value added tax) which Finnvera incurs as a result or arising out of or in relation to any failure by such Residual Risk Guarantor to perform or delay in performance of its obligations under this clause 4.1.

5 (11)

4.2.

Each Residual Risk Guarantor shall pay all stamp, registration and other Taxes (including any interest and penalties thereon or in connection therewith) levied or imposed by or on behalf of the Republic of Finland or any political subdivision or any authority thereof or therein having the power to tax, or any taxing authority in any other jurisdiction, which are payable upon or in connection with the execution and delivery of this Residual Risk Guarantee, and shall indemnify Finnvera against any claim, demand, action, liability, damages, cost, loss or expense (including, without limitation, legal fees and any applicable value added tax) which it incurs as a result or arising out of or in relation to any failure to pay or delay in paying any of the same.

5.	Preservation of Rights
5.1.

Subject always to clause 2.5, the obligations of each Residual Risk Guarantor contained in this Residual Risk Guarantee shall constitute and be continuing obligations notwithstanding any settlement of account or other matter or thing whatsoever and shall not be considered satisfied by any intermediate payment or satisfaction of all or any of the Obligations of any Loan Party under the Tranche A Loan and shall continue in full force and effect until the later of (i) release of Finnvera of all its obligations under the Finnvera Guarantee due to all sums due from any Loan Party in respect of Tranche A Loan having been paid and all other actual or contingent obligations of any Loan Party thereunder or in respect thereof having been satisfied in full and (ii) in the event of any indemnification made by Finnvera pursuant to Finnvera Guarantee, whether made in one or more occasions, until each of the Residual Risk Guarantors have paid their respective Percentage Interest of the Residual Risk Guarantee Amount resulting thereof in full.

5.2.

Neither the obligations of each Residual Risk Guarantor herein contained nor the rights, powers and remedies conferred upon Finnvera by this Residual Risk Guarantee or by applicable law shall be discharged, impaired or otherwise affected by:

5.2.1.	the winding up, dissolution, bankruptcy, administration, re-organisation or moratorium of any Loan Party or any change in its status, function, control or ownership;

5.2.2.

time or other indulgence being granted or agreed to be granted to any Loan Party in respect of any of its obligations under or in respect of Tranche A Loan and/or in respect of, or in relation to, any amounts indemnified by Finnvera thereunder;

5.2.3.

any amendment, novation, supplement, extension (whether of maturity or otherwise), restatement (in each case, however fundamental and of whatsoever nature), replacement or release of, any obligation of any Loan Party under or in respect of the Credit Agreement or in respect of Finnvera Guaranteed Receivables or any security or other guarantee or indemnity in respect thereof including without limitation any change in the purposes for which the proceeds of Tranche A Loan are to be applied, or

5.2.4.

any other act, event or omission which might operate to discharge, impair or otherwise affect the obligations expressed to be assumed by each Residual Risk Guarantor herein or any of the rights, powers or remedies conferred upon Finnvera by this Residual Risk Guarantee or by law.

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6.	Representations

Each Residual Risk Guarantor represents and warrants, in relation to itself as a Residual Risk Guarantor, that:

6.1.

the obligations of that Residual Risk Guarantor under this Residual Risk Guarantee constitute the direct, unconditional and unsecured obligations of that Residual Risk Guarantor and rank and will rank pari passu with all other outstanding unsecured and unsubordinated obligations of that Residual Risk Guarantor in respect of moneys borrowed and guarantees by that Residual Risk Guarantor in respect of moneys borrowed by others; and

6.2.

the issue and the execution of this Residual Risk Guarantee has been duly authorised by that Residual Risk Guarantor and upon execution, issue and delivery this Residual Risk Guarantee will constitute legal, valid and binding obligations of that Residual Risk Guarantor enforceable in accordance with its terms.

7.	Benefit of Residual Risk Guarantee
7.1.

Subject always to clause 2.5, this Residual Risk Guarantee shall enure for the benefit of Finnvera and its (and any subsequent) successors and permitted assigns, each of which shall be entitled severally to enforce this Residual Risk Guarantee against each Residual Risk Guarantor, until the later of (i) full and final discharge of each Loan Party’s obligations under Tranche A Loan and the Finnvera Guaranteed Receivables, and (ii) in the event of any indemnification made by Finnvera pursuant to Finnvera Guarantee, whether made on one or more occasions, until each of the Residual Risk Guarantors have paid their respective Percentage Interest of the Residual Risk Guarantee Amount resulting thereof in full.

7.2.	No Residual Risk Guarantor shall be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder without the prior written consent of Finnvera.

8.	Partial Invalidity

If at any time any provision of this Residual Risk Guarantee is or becomes illegal, invalid or unenforceable in any respect under the laws of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby.

9.	Waivers

Unless otherwise specifically provided in this Residual Risk Guarantee, each Residual Risk Guarantor waives with respect to this Residual Risk Guarantee its rights to the fullest extent permitted under Finnish Act on Guarantees and Third Party Pledges (statute 361/1999 as amended).

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10.	Notices
10.1.	All notices, Demands and other communications to the Residual Risk Guarantors hereunder shall be made in writing (by letter or fax) and shall be sent to the relevant Residual Risk Guarantor at:

Nordea Bank Finland Plc

437 Madison Ave, 21st Floor

New York, NY 10022

Fax: +1 212 421-4420

Attention: Shipping, Offshore and Oil Services

Cc: Hans Chr. Kjelsrud/Jackie Ng

BNP Paribas

10 Harewood Avenue

London

NW1 6AA

Fax:	+ 44 207 595 5686
+ 44 207 595 2555

Attention: Terry Edwards

Cc: John Dipple

Skandinaviska Enskilda Banken AB (publ):

Kungstradgardsgatan 8,

SE-106 40 Stockholm,

Sweden

Fax: + 46 8 611 0384

Attention: Scott Lewallen

Cc: Malcolm Stonehouse/Annika Forsberg

or such address or fax number or for the attention of such other person or department as any Residual Risk Guarantor, respectively, has notified Finnvera and the other Residual Risk Guarantors in writing from time to time hereunder.

10.2.	All notices and other communications to Finnvera hereunder shall be made in writing (by letter or fax) and shall be sent to Finnvera at:

Finnvera plc

Export Credit Guarantees

P.O. Box 1010

FI-00101 Helsinki

Finland

Fax: + 358 20 460 7304

or such address or fax number or for the attention of such other person or department as Finnvera has notified the respective Residual Risk Guarantors in writing from time to time hereunder.

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10.3.

Every notice, Demand or other communication sent in accordance with Clause 10 shall be effective upon receipt by the Residual Risk Guarantor or Finnvera; provided that any such notice, demand or other communication which would otherwise take effect after 4.00 p.m. (Helsinki time) on any particular day shall not take effect until 10.00 a.m. (Helsinki time) on the immediately succeeding business day in the place of the Residual Risk Guarantor.

11.	Law and jurisdiction
11.1.	This Residual Risk Guarantee, any non-contractual obligations and any disputes arising out of or in connection with it are governed by the laws of Finland.
11.2.

The District Court of Helsinki shall have jurisdiction to settle any dispute arising out of or in connection with this Residual Risk Guarantee (including a dispute relating to the existence, validity or termination of this Residual Risk Guarantee or any non-contractual obligation arising out of or in connection with this Residual Risk Guarantee) or the consequences of its nullity and each Residual Risk Guarantor irrevocably submits to the jurisdiction of such court, provided that nothing herein shall prevent Finnvera from seeking enforcement of any order or judgment rendered by the District Court of Helsinki in any other jurisdiction. Each party hereto hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it may have, or hereafter may have, to the laying of venue of any such litigation brought in such court referred to above and any claim that any such litigation has been brought in an inconvenient forum.

11.3.

This Residual Risk Guarantee (as amended and restated on 9 October 2009) is drawn up in one original in English and shall be held by Finnvera until the later of (i) all sums due under the Tranche A Loan and Finnvera Guaranteed Receivables have been paid and all other actual or contingent obligations of any Loan Party thereunder or in respect thereof have been satisfied, in full, and (ii) in the event of any indemnification made by Finnvera pursuant to Finnvera Guarantee, whether made in one or more occasions, until the Residual Risk Guarantors, subject to clause 2.5, have paid the Residual Risk Guarantee Amount resulting thereof in full whereafter Finnvera shall release each Residual Risk Guarantor from its obligations hereunder.

9(11)

Entered into on 7 May 2009 and amended and restated on this day _______ October 2009

Nordea Bank Finland Plc	BNP Paribas

_______________________	_______________________
By:	By:
Its:	Its:

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By:	By:
Its:	Its:

Skandinaviska Enskilda Banken AB (publ)

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By:

Its:

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By:

Its:

Acknowledged and agreed:

Finnvera plc

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Schedule 1

FORM OF DEMAND

NOTICE OF DEMAND

Nordea Bank Finland Plc

437 Madison Ave, 21st Floor

New York, NY 10022

Fax: +1 212 421-4420

Attention: Shipping, Offshore and Oil Services

Cc: Hans Chr. Kjelsrud/Jackie Ng

BNP Paribas

10 Harewood Avenue

London

NW1 6AA

Fax: + 44 207 595 5686

+ 44 207 595 2555

Attention : Terry Edwards

Cc: John Dipple

Skandinaviska Enskilda Banken AB (publ):

Kungstradgardsgatan 8,

SE-106 40 Stockholm,

Sweden

Fax: + 46 8 611 0384

Attention: Scott Lewallen

Cc: Malcolm Stonehouse/Annika Forsberg

Re:	Payment under Residual Risk Guarantee dated 7 May 2009 as amended and restated on 9 October 2009

We refer to the Residual Risk Guarantee dated 7 May 2009 as amended and restated on 9 October 2009. Words and expressions defined in the Residual Risk Guarantee have the same meanings where used in this Notice of Demand.

This notice is a demand of payment as referred to in Section 2 of the Residual Risk Guarantee.

We hereby notify you that Finnvera plc has on [   ] (“Payment Date”) made payment under the Finnvera Guarantee to [  ] in the amount of

[	] as principal
[	] interest from period [	] to [	]

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[	] default interest from period [	] to [ ]
[	] Guaranteed Costs.

With reference to the Residual Risk Guarantee we hereby request you to pay us the amount of [  ] at the latest on [  ].

Payment details:

[	]

Date

Yours sincerely,

Finnvera plc